Exhibit 10.12

SEVEN HILLS WINERY, LLC

as Seller

-  and  -

DOUBLE CANYON VINEYARDS, LLC

as Purchaser

January 27, 2016

Page

Article 1	INTERPRETATION
1.1	Definitions	1
1.2	Construction	1
1.3	Certain Rules of Interpretation	1
1.4	Knowledge	2
1.5	Computation of Time	2
1.6	Performance on Business Days	2
1.7	Calculation of Interest	2
1.8	Currency and Payment	2
1.9	Exhibits and Schedules	3
1.10	Provide, Furnish, Deliver, Make Available to Purchaser	3
Article 2	PURCHASE AND SALE OF PURCHASED ASSETS
2.1	Purchased Assets	3
2.2	Excluded Assets	5
2.3	Assumed Liabilities	6
2.4	Retained Liabilities	6
2.5	Purchase Price	7
2.6	Purchase Price Allocation	8
2.7	Closing Payment	8
2.8	Post-Closing Adjustment of Purchase Price	8
2.9	Disputes	8
2.10	Prorations	10
2.11	Costs	10
2.12	Earn-Out Payments	11
2.13	Disclosure of Acquisition	12
Article 3	CLOSING
3.1	Closing	13
3.2	Seller’s Closing Deliveries	13

(continued)

Page

3.3	Purchaser’s Closing Deliveries	14
3.4	Third Party Consents	15
Article 4	CONDITIONS OF CLOSING
4.1	Conditions to Obligations of All Parties	16
4.2	Purchaser’s Conditions	16
4.3	Seller’s Conditions	17
Article 5	REPRESENTATIONS AND WARRANTIES
5.1	Nature of Seller’s Representations and Warranties	18
5.2	Representations and Warranties as to Seller	18
5.3	Representations and Warranties Relating to the Assets	20
5.4	Taxes	23
5.5	Books, Records and Financial Condition	24
5.6	Financial Statements	24
5.7	Absence of Certain Changes or Events	25
5.8	Legal Proceedings	26
5.9	Compliance with Laws and Orders	26
5.10	Intellectual Property Rights	26
5.11	Affiliate Transactions	29
5.12	Employees and Employee Plans	29
5.13	Assigned Contracts	29
5.14	Permits	30
5.15	Products	30
5.16	No Guarantees	31
5.17	Brokers and Finders	31
5.18	No Other Representations or Warranties	31
5.19	Nature of Purchaser’s Representations	31
5.20	Representations and Warranties of the Purchaser	31
Article 6	COVENANTS OF SELLER AND PURCHASER
6.1	Access	32

(continued)

Page

6.2	Confidentiality	33
6.3	Further Assurances	33
6.4	Assistance in Respect of Applications for Liquor Licenses, Permits, Consents, Approvals, Etc	33
6.5	TTB Application; Transition	33
6.6	WSLCB Application; Transition	34
6.7	Grape Purchase Contracts and Distribution Contracts	34
6.8	Operation of the Business of Seller	34
6.9	Additional Financial Statements	34
6.10	No Solicitation of Other Bids	34
6.11	Notice of Certain Events	35
6.12	Non-competition; Non-solicitation	36
6.13	Bulk Sales Laws	37
6.14	Receivables	37
6.15	Tax Clearance Certificates	38
6.16	Cancellation and Transfer of Name	38
Article 7	INDEMNIFICATION
7.1	Seller’s Indemnity	38
7.2	Purchaser’s Indemnity	39
7.3	Survival	39
7.4	Limitations	40
7.5	Claims for Indemnification	40
Article 8	EMPLOYMENT MATTERS
8.1	Seller’s Employees	43
Article 9	GENERAL PROVISIONS
9.1	Public Announcements	44
9.2	Disclosure and Consultation	44
9.3	Expenses	44
9.4	Termination of Agreement	44
9.5	No Third Party Beneficiary	45

(continued)

Page

9.6	Entire Agreement	45
9.7	Non-Merger	46
9.8	Time of Essence	46
9.9	Amendment	46
9.10	Waiver of Rights	46
9.11	Venue and Jurisdiction	46
9.12	Governing Law	46
9.13	Notices	46
9.14	Disclosure Schedules	47
9.15	Damage or Destruction	48
9.16	Assignment	48
9.17	Further Assurances	49
9.18	Severability	49
9.19	Successors	49
9.20	No Third-party Beneficiaries	49
9.21	Specific Performance	49
9.22	Counterparts	49

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, is made and entered into as of this 27th day of January, 2016 (the “Effective Date”),

BY AND BETWEEN:

Seven Hills Winery, LLC a Washington limited liability company (the “Seller”),

AND:

Double Canyon Vineyards, LLC, a Delaware limited liability company, (the “Purchaser”).

RECITALS:

A.Seller is the owner of certain personal property and leasehold improvements used to conduct winemaking operations in Walla Walla County, Washington and to market, sell and distribute products under the name “Seven Hills Winery” and other marks and trade names (the “Business”).

B.Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, substantially all of the assets owned by Seller that are used in the Business and certain liabilities of the Business, subject to and in accordance with the terms and conditions contained herein.

C.Upon the consummation of this Agreement and the other agreements, instruments or other documents contemplated hereby and thereby, the Purchaser will purchase, or will have rights in, substantially all of the assets used in the Business.

NOW THEREFORE in consideration of the mutual premises and of the covenants, agreements, representations and warranties set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

Article 1

INTERPRETATION

1.1Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth on Exhibit A attached hereto.

1.2Construction.  This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.

1.3Certain Rules of Interpretation.  In this Agreement:

(a)the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

-  1  -

(b)the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)unless specified otherwise or the context otherwise requires:

(1)references to any Article, Exhibit, Section or Schedule are references to the Article or Section of, Exhibit of, or Schedule to, this Agreement;

(2)“including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(3)“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and

(4)words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4Knowledge.  In this Agreement, any reference to the knowledge of any Party means that Party’s actual knowledge.  In the case of Seller, any representation, warranty or statement made with reference to “Seller’s knowledge”, “knowledge of Seller”, “knowingly” or any phrase having similar effect shall be understood to be made to the actual knowledge, after due inquiry, of Casey McClellan, Erik McLaughlin, Robert Richards, or Victoria McClellan, as applicable. Each Party acknowledges that no personal liability will attach to any of the individuals identified in this Section 1.4 as a result of a breach or inaccuracy of a representation or warranty having been qualified by the phrase “to Seller’s knowledge” or any phrase having similar effect.

1.5Computation of Time.  In this Agreement, unless specified otherwise or the context otherwise requires:

(a)a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)all references to specific dates mean 11:59 p.m. on the dates;

(c)all references to specific times shall be references to Pacific time; and

(d)with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and  including.”

1.6Performance on Business Days.  If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7Calculation of Interest.  In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

1.8Currency and Payment.  In this Agreement, unless specified otherwise:

-  2  -

(a)references to dollar amounts or “$” are to United States of America Dollars; and

(b)any payment is to be made by wire transfer or any other method (other than cash payment) that provides immediately available funds.

1.9Exhibits and Schedules.  The following Exhibits and Schedules are attached to and form part of this Agreement:

Exhibits

Exhibit ADefinitions

Exhibit BAssignment and Assumption Agreement

Exhibit CAssignment of Real Property Leases

Exhibit DAssignment of Transferred Intellectual Property

Exhibit EBill of Sale

Exhibit FEmployment Agreement

Exhibit GLeaseback and Transition Services Agreement

Exhibit HNoncompetition Agreement

Schedules

Schedule 2.1(g)Transferred Intellectual Property; Seller’s IP Rights Agreements

Schedule 2.2(b)Excluded Assets

Schedule 2.2(k)Personal Effects

Schedule 2.6Purchase Price Allocation

Schedule 2.8Form of Closing Working Capital Statement

Schedule 2.12Earn-Out Schedule

Schedule 6.7Grape Purchase Contracts and Distribution Contracts

1.10Provide, Furnish, Deliver, Make Available to Purchaser.  For purposes of ARTICLE 5 of this Agreement, the phrase “provided to Purchaser”, “furnished to Purchaser”, “made available to Purchaser” and “delivered to Purchaser” or similar provision or any derivation thereof, shall mean inclusion and posting of any document or information in the Data Room at least three (3) Business Days prior to the Effective Date.

Article 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from Seller, all Seller’s right, title and interest in and to the assets  owned or held by Seller and used in or that relate to the Business wherever located, but excluding the Excluded Assets set forth in Section 2.2 (collectively, the “Purchased Assets”), including:

(a)all accounts or notes receivable of the Business;

(b)all rights and interests in and to the Leased Real Property and the Real Property Leases, including prepaid rents, security deposits, options to renew, rights of first refusal under the Real Property Leases and all leasehold improvements and forming part of the Leased Real Property;

-  3  -

(c)all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, to the extent such Permits may be transferred under applicable Law, including, without limitation, those listed in Section 5.14 of the Disclosure Schedule;

(d)all of the Personal Property, and all rights and interests in and to the Personal Property Leases, including prepaid rents, security deposits and options to renew or purchase;

(e)the Inventories; provided, however, that subject to and in accordance with the Leaseback Agreement and Applicable Law, Purchaser shall become only the beneficial owner of the Inventories at Closing and legal title shall not transfer to Purchaser until Purchaser receives all Permits that Purchaser determines are necessary for Purchaser to hold legal title to the Inventories;

(f)all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Purchased Assets or the Assumed Liabilities;

(g)the Transferred Intellectual Property and Seller’s IP Rights Agreements, including those items listed on Schedule 2.1(g), and all goodwill of the Business connected with the use of, and symbolized by, the Transferred Intellectual Property;

(h)all rights and interests in and to all Contracts to which Seller or by which any of the Purchased Assets is bound or affected and that relate to the Business, and all Contracts pertaining to the Assumed Liabilities (collectively, the “Assigned Contracts”);

(i)the Books and Records, except to the extent to which Seller is prohibited from disclosing or transferring to Purchaser under Applicable Law and is required by Applicable Law to retain;

(j)all prepaid expenses, deferred charges, security deposits, sums, fees and other prepaid items paid by Seller or Affiliate prior to Closing that relate to the Business, the Purchased Assets or the Assumed Liabilities;

(k)all rights of Seller under warranties, indemnities and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

(l)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(n)all goodwill and going concern value of the Business, including all of the other intangible assets, rights and claims of Seller of every kind and nature relating to the Business, including but not limited to licenses, customer lists, telephone numbers, advertising and marketing programs and plans, referral relationships, business information, and software owned

-  4  -

by Seller, including any enhancements, upgrades and improvements thereto authored by employees of Seller, and used in the operation of the Business;

(o)the domain name, website and URL of the Business, and to the extent owned by or available to Seller, or that Seller has any rights therein, all rights of ownership to, claims or rights to, or the ability or right to access, update, reply, or comment on, any third party website or content provider related to or describing the Business (e.g., winemag.com, winespectator.com, erobertparker.com, wine-searcher.com, cellartracker.com, yelp.com, etc.), including all user names, passwords and other logins and/or ability to access any of the foregoing; and

(p)all proceeds of any or all of the foregoing received or receivable after the Closing Time.

2.2Excluded Assets.  Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the following assets of Seller, wherever located (collectively, the “Excluded Assets”):

(a)All Cash of Seller;

(b)the assets set forth in Schedule 2.2(b);

(c)all bank accounts and trust accounts of Seller, securities, and negotiable instruments of Seller in such accounts, on hand, in lock boxes, in financial institutions or elsewhere;

(d)any shares of capital stock or other equity interests of Seller or its Affiliates;

(e)the company seals, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of Seller, and any other books or records which Seller is prohibited from disclosing or transferring to Purchaser under Applicable Law and is required by Applicable Law to retain;

(f)all rights of Seller under warranties, indemnities and all similar rights against third parties to the extent related to the Excluded Assets or the Retained Liabilities;

(g)all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets or the Retained Liabilities;

(h)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Excluded Assets or the Retained Liabilities, whether arising by way of counterclaim or otherwise;

(i)all Tax Returns of Seller and its Affiliates;

(j)all refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller or an Affiliate of Seller for the period prior to the Closing Time;

(k)all personal effects and belongings of Seller or Seller’s members that are listed on Schedule 2.2(k); and

-  5  -

(l)rights of Seller and any of its Affiliates under this Agreement and the Transaction Documents.

2.3Assumed Liabilities.  At Closing, the Purchaser shall assume, pay, perform and discharge when due only the following Liabilities of Seller to the extent related to the Business or the Purchased Assets, but excluding the Retained Liabilities (the “Assumed Liabilities”):

(a)all trade amounts payable owed by Seller to third parties in connection with the Business that remain unpaid in accordance with their terms and are not past due or delinquent as of the Closing Date and that are either reflected on the Interim Financial Statements or arose in the Ordinary Course of Business since the Interim Financial Statement Date;

(b)those Liabilities of Seller arising under any Assigned Contract but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c)those Liabilities of Seller arising under any Real Property Lease or Personal Property Lease constituting a Purchased Asset but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, or other breach, default or violation by Seller on or prior to the Closing;

(d)Liabilities in respect of the Employees that the Purchaser expressly agrees to assume under Section 8.1(d) hereof;

(e)those Liabilities under any Permit constituting a Purchased Asset that relate to periods on or after the Closing Date (and all Liabilities arising prior to the Closing Date in the Ordinary Course of Business to the extent performance is required after the Closing Date), but excluding Liabilities attributable to any breach of the terms of any Permit by Seller prior to the Closing Date;

(f)those Liabilities arising out of or in connection with claims for personal injuries, property damage or losses that occurred on or after the Closing Date or any product sold or otherwise disposed of by the Purchaser or any of its Affiliates in connection with the operation of the Business; and

(g)those Liabilities relating to, or occurring or existing in connection with, or arising out of, the ownership and operation of the Business or the Purchased Assets on or after the Closing Date.

2.4Retained Liabilities.  Notwithstanding anything to the contrary contained herein, Seller shall retain, and shall be responsible for paying, performing and discharging, and Purchaser shall not assume or have any responsibility for, any Liabilities of Seller or any of Seller’s Affiliates not expressly assumed by Purchaser under Section 2.3 (the “Retained Liabilities”). Seller shall, or shall cause an Affiliate to, timely pay and satisfy all Retained Liabilities for which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents

-  6  -

and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)subject to Sections 2.10(b) and 2.11, any Liabilities for (1) Taxes of Seller (or any member or Affiliate of Seller) or relating to the Business or the Purchased Assets for any Pre-Closing Tax Period that are not otherwise addressed in the Closing Working Capital; (2) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to this Agreement; and (3) other Taxes of Seller (or any member or Affiliate of Seller) of any kind or description for any Pre-Closing Tax Period (including any Liabilities for Taxes of Seller (or any member or Affiliate of Seller) for Pre-Closing Tax Periods that become a Liability of Purchaser under this Agreement or otherwise under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Applicable Law and are not otherwise addressed in the Closing Working Capital);

(c)any Liabilities relating to or arising out of the Excluded Assets, except Liabilities that are Assumed Liabilities;

(d)any Liabilities of Seller, including under any Employee Benefit Plan, for any present or former employees, directors, agents or independent contractors of Seller, including any claims for wages or other benefits, workers’ compensation, severance, change in control, retention, termination or other payments;

(e)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.2 as an Indemnified Party;

(f)any Liabilities under any Contracts other than Assigned Contracts or Assumed Liabilities;

(g)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action related to such operation on or prior to the Closing Date;

(h)any Liabilities associated with debt, loans or credit facilities of Seller or an Affiliate owing to financial institutions;

(i)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Applicable Law or Order, including the WARN Act;

(j)any Liabilities for claims of infringement of third party intellectual property rights for any of Seller’s activities, products, or services that took place prior to the Closing Date; and

(k)those Liabilities arising out of Seller’s ownership of the Purchased Assets or operation of the Business prior to the Closing Date.

2.5Purchase Price.  Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the Purchased Assets shall be FIVE MILLION

-  7  -

SEVEN HUNDRED FIFTY THOUSAND AND NO/100 US dollars ($5,750,000.00) and subject to any adjustments pursuant to Section 2.8 and any other prorations or adjustments provided for in this Agreement, and subject to the provisions of Section 2.12 below, which provides that payment of the Earn-Out Payments is contingent upon the occurrence of certain conditions (the “Purchase Price”), plus the assumption of the Assumed Liabilities in accordance with Section 2.3. The Purchase Price shall be paid according to the terms of this Article 2.

2.6Purchase Price Allocation. Attached as Schedule 2.6 is a preliminary allocation of the Purchase Price and of the Assumed Liabilities based on the relative agreed values of the Purchased Assets and in accordance the rules under Section 1060 of the Code.  No fewer than three (3) Business Days prior to the Closing Date, Purchaser and Seller shall prepare a mutually acceptable final allocation of the Purchase Price and of the Assumed Liabilities (the “Final Allocation Schedule”), which shall be consistent with the preliminary allocation reflected on Schedule 2.6. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.8 herein shall be allocated in a manner consistent with the Final Allocation Schedule.

2.7Closing Payment.  At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser, an amount equal to FIVE MILLION AND NO/100 US dollars ($5,000,000.00) (the “Closing Payment”).

2.8Post-Closing Adjustment of Purchase Price.

(a)Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital and any prorations in accordance with Section 2.10 and any cost reimbursements in accordance with Section 2.11, which statement shall be substantially in the form attached as Schedule 2.8 (the “Closing Working Capital Statement”), using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Schedule 2.8.

(b)The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. Purchaser shall pay to Seller the following:

(1)if the Post-Closing Adjustment is less than or equal to $280,000 (including in the event that the Post-Closing Adjustment is a negative number), an amount equal to $280,000;

(2)if the Post-Closing Adjustment is greater than $280,000 but less than $320,000, an amount equal to the Post-Closing Adjustment; and

(3)if the Post-Closing Adjustment is equal to or greater than $320,000, an amount equal to $320,000.

(c)The parties agree that to the maximum extent permitted by the Code any Post-Closing Adjustment will be allocated pursuant to the procedure set forth in Section 2.6 to either goodwill or general intangible.

2.9Disputes.

-  8  -

(a)Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

(b)Objection. On or prior to the last Business Day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

(c)Resolution of Disputes. If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial, regionally recognized firm of independent certified public accountants other than Seller’s Accountant or Purchaser’s Accountant, mutually agreed-upon by the Parties (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d)Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to the total amount of such fees multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Purchaser (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser’s determination and Seller’s determination differ from the determination of the Independent Accountants).  Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

-  9  -

(e)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(f)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (1) be due (A) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in this Section 2.9; and (2) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Seller, as the case may be; provided, however, that to the extent the Post-Closing Adjustment is payable to Purchaser, Purchaser shall first offset the amount of such negative amount against any Earn-Out Payments then due and payable (if any) and only after such offset, to the extent a portion remains unpaid, shall Purchaser seek the remainder from Seller.

(g)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.

2.10Prorations.

(a)General Prorations.  All rent, charges, utility charges, Permit fees and other Liabilities, with respect to the Real Property Leases and any of the other Purchased Assets shall be prorated on a daily basis as of the Closing Date to reflect charges attributable to the pre-Closing period (collectively, the “Seller’s Prorated Charges”).  The Seller’s Prorated Charges shall be payable by Seller notwithstanding the fact that they may become payable after the Closing Date.  The Seller’s Prorated Charges shall be reflected in the adjustments made pursuant to Section 2.8. On the Closing Date, determination of Seller’s Prorated Charges shall be based on actual, current payments by Seller wherever possible, and, to the extent such actual amounts are not available, such prorations shall be estimated as of the Closing Date based on actual amounts for the most recent comparable billing period.  For any amounts of the Seller’s Prorated Charges paid by Purchaser, Purchaser shall offset such amount against the Earn-Out Payments then due and payable (if any) and only after such offset shall Purchaser seek reimbursement of any remainder from Seller.

(b)Property Taxes.  Taxes, if any, on Purchased Assets assessed for the tax year of Closing will be prorated in the same manner as under Section 2.10(a) as of the Closing Date and, at Seller’s election, the charges for such Taxes shall be reflected in the adjustments made as provided in Section 2.8 hereof.  For purposes of this Section, prorations shall be based on the current tax bill if available, and if not, based on the last ascertainable tax bill.  If any Governmental Authority should accelerate the due date of Taxes assessed for the tax year following Closing on account of the Transactions, Purchaser shall pay the same.

2.11Costs. Unless otherwise provided in this Agreement or any of the Transaction Documents, with respect to specific costs, any document transfer taxes, escrow fees (if any), recording fees, and value added and excise Taxes arising out of the Transactions shall be borne and paid by the Parties such that any of the foregoing costs, shall be paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Purchaser, on the other hand; provided, however, that any excise Tax on wine arising out of the Transactions (if any) shall be borne and paid exclusively by Purchaser, and sales or use

-  10  -

Tax arising out of the Transactions shall be borne and paid exclusively by Purchaser. Any reimbursement or payment required to be made to comply with the apportionment of costs as set forth in this Section 2.11 shall be provided for as an adjustment to the Purchase Price in accordance with Section 2.8.

2.12Earn-Out Payments.  As partial consideration for the Purchased Assets, the following payments may be made to the Seller after the Closing, subject to the terms and conditions of this Section 2.12 and Schedule 2.12:

(a)Earn-Out Payment A. If at any time during the Earn-Out Payment A Period, either of the Earn-Out Payment A Conditions has been satisfied, Seller shall become eligible to receive an earn-out payment in the amount of $250,000 (the “Earn-Out Payment A”).

(b)Earn-Out Payment B. If, on or before an applicable Earn-Out Payment B Date the Business has satisfied the Earn-Out Payment B Conditions applicable to such Earn-Out Payment B Date, Seller shall be eligible to receive the corresponding Earn-Out Payment B Amount with respect to such Earn-Out Payment B Date (“Earn-Out Payment B”). The Earn-Out Payment B Amounts collectively and in the aggregate for all Earn-Out Payment B Dates shall not exceed the amount of $500,000.

(c)Determination; Payment.

(1)Within fifteen (15) days of the conclusion of the Earn-Out Payment A Period, or within fifteen (15) days of any Earn-Out Payment B Date, as applicable, Purchaser shall prepare and deliver to Seller an earn-out statement together with supporting documentation (in each case, an “Earn-Out Statement”), reflecting Purchaser’s determination as to whether any potential Earn-Out Payment has accrued to, or has been earned by, Seller.

(2)After receipt of an Earn-Out Statement, Seller shall have fifteen (15) days to review the Earn-Out Statement, and during such period, Seller and Seller’s Representatives shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by Purchaser or its Representatives, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.  On or prior to the conclusion of such review period, Seller may object to the Earn-Out Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail.  If Seller fails to deliver a statement of objections before the conclusion of such review period, Purchaser’s determination of the Earn-Out Payment shall be deemed to have been accepted by Seller.  If Seller delivers a statement of objection on or before the conclusion of such review period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of such statement of objections.

(3)If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the statement of objections before expiration of such thirty (30) day period, then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant pursuant to the process described in Section 2.9(c), (d) and (e) of this Agreement.

(4)Payment of any accrued Earn-Out Payment (after any adjustment pursuant to Section 2.12(d) below) shall be paid to Seller within thirty (30) days of the applicable

-  11  -

Earn-Out Determination. As used herein, “Earn-out Determination” means, as applicable, (A) Seller’s acceptance or deemed acceptance of Purchaser’s determination of whether any potential Earn-out Payment has accrued to, or has been earned by Seller, or (B) the Independent Accountant’s determination as to whether any Earn-out Payment has accrued, pursuant to the preceding paragraph.

(5)To the maximum extent permitted by the Code, all Earn-Out Payments will be allocated pursuant to the procedure set forth in Section 2.6 to either goodwill or general intangible.

(d)Offset. Before any amount of the Earn-Out Payments shall be paid to Seller, Purchaser shall offset against such Earn-Out Payment, dollar for dollar, any of the following amounts then owing, for which Purchaser has not as-yet been compensated: (1) any Losses which have been finally determined under Section 7.5 hereof; (2) any Post-Closing Adjustment as finally determined in accordance with Section 2.8 above; (3) any Post-Closing Adjustment as finally determined in accordance with Section 2.8 above; or (4) any reimbursement to which it is entitled pursuant to Section 2.10(a) above.

(e)Independence of Earn-Out Payments. Purchaser’s obligation to pay each of the Earn-Out Payments to Seller in accordance with this Section 2.12 is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Payment and the obligation to pay an Earn-Out Payment to Seller shall not obligate Purchaser to pay any preceding or subsequent Earn-Out Payment.  For the avoidance of doubt and by way of example, with respect to the Earn-Out Payment B, if the Earn-Out Payment B Conditions for the first Earn-Out Payment B Date are not satisfied, but the Earn-Out Payment B Conditions for the second Earn-Out Payment B Date are satisfied, then Purchaser would be obligated to pay such Earn-Out Payment B for the second Earn-Out Payment B Date, and not the Earn-Out Payment B for the first Earn-Out Payment B Date.

(f)Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Purchaser shall use commercially reasonable, good faith efforts to produce the blends referenced in Schedule 2.12, and shall not, directly or indirectly, take any actions that would have the primary purpose of avoiding or reducing any of the Earn-Out Payments hereunder.

2.13Disclosure of Acquisition. Upon completion of the Transactions, Purchaser shall file all necessary forms with all federal and state regulatory agencies to properly disclose the Transactions, which shall include a Form 8-K and any related statements or attachments. Seller shall assist Purchaser with any reasonable requests necessary to file such documentation.  At least two (2) Business Days prior to filing the Form 8-K or any related statements, Purchaser shall provide a copy to Seller for review and opportunity to comment, provided, that Purchaser shall be under no obligation to make any revision, or to take or refrain from taking any course of action, in respect of Seller’s comments.

-  12  -

Article 3

CLOSING

3.1Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 4, the Closing shall take place at the Closing Time by exchange among counsel of PDF signatures, or at such other place as may be agreed to by Seller and Purchaser.

3.2Seller’s Closing Deliveries.  At the Closing Seller shall deliver or cause to be delivered to the Purchaser (in the case of item (a) below, at the premises of the Business) the following:

(a)Books and Records. The Books and Records to be delivered pursuant to Section 2.1;

(b)Closing Certificate. A duly executed certificate of Seller in respect of Seller’s representations and warranties set forth in Articles 4 and  5 and Seller’s covenants and other obligations set forth in this Agreement in the form of reasonably acceptable to Purchaser;

(c)Bill of Sale.  A duly executed Bill of Sale executed by Seller transferring the tangible Personal Property to the Purchaser on the terms set forth in this Agreement;

(d)Assignment of Contracts. A duly executed counterpart of the Assignment of Contracts;

(e)Assignment of Real Property Leases. A duly executed counterpart of the Assignment of Real Property Leases;

(f)Assignment of Personal Property Leases.  A duly executed counterpart of the Assignment of Personal Property Leases;

(g)Assignment of Transferred Intellectual Property. A duly executed counterpart of the Assignment of Transferred Intellectual Property;

(h)Employment Agreement. A duly executed counterpart signature from Casey J. McClellan, to the Employment Agreement.

(i)Contribution Agreement.  A duly executed counterpart from Casey J. McClellan to the Contribution Agreement.

(j)Non-Compete Agreements. Non-compete, proprietary information and inventions assignment agreements in the form attached hereto as Exhibit H, duly executed by each of Casey McClellan and Victoria McClellan.

(k)FIRPTA Certificates. A duly executed affidavit from Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state Tax requirements;

(l)Authority Documents. True and complete copies, certified by the Manager or appropriate officer of Seller, of duly executed limited liability company resolutions and incumbency certificates of Seller evidencing the capacity and authority of any company

-  13  -

representative signing on behalf of Seller and authorizing the execution, delivery and performance of this Agreement and all Transaction Documents to be delivered by Seller and that such resolutions are in full force and effect and all of the resolutions adopted in connection with the Transactions contemplated hereby and thereby;

(m)Certificates of Valid Existence. A certificate of good standing or valid existence of Seller from the Secretary of State of the State of Washington and from each of the jurisdictions listed in Section 5.2(a) of the Disclosure Schedules;

(n)Payoff Letters. Any and all payoff letters relating to the repayment in full of the Indebtedness of Seller secured by any portion of the Purchased Assets and the release, discharge, removal and termination of any and all Encumbrances relating thereto, in form and substance reasonably satisfactory to Purchaser, which shall be effective as of the Closing Date and subject only to the receipt by the applicable lenders or other parties of the amounts specified therein;

(o)Leaseback Agreement. A duly executed counterpart to the Leaseback Agreement; and

(p)Other Documents. Duly executed counterparts of such other instrument of transfer and assumption reasonably required to effect the transfers of the Purchased Assets and assumption of the Assumed Liabilities as contemplated hereunder, in form and substance reasonably satisfactory to the Purchaser.

3.3Purchaser’s Closing Deliveries.  At the Closing, the Purchaser shall deliver or cause to be delivered to Seller the following:

(a)Closing Payment. The Closing Payment, paid and delivered by the Purchaser in accordance with Section 2.7;

(b)Closing Certificate. A duly executed certificate of Purchaser in respect of Purchaser’s representations and warranties set forth in Articles 4 and  5 and Purchaser’s covenants and other obligations set forth in this Agreement in the form of reasonably acceptable to Seller;

(c)Assignment of Contracts. A duly executed counterpart of the Assignment of Contracts;

(d)Assignment of Real Property Leases. A duly executed counterpart of the Assignment of Real Property Leases;

(e)Assignment of Personal Property Leases. A duly executed counterpart of each Assignment of Personal Property Lease;

(f)Assignment of Transferred Intellectual Property. A duly executed counterpart of the Assignment of Transferred Intellectual Property;

(g)Employment Agreement. A duly executed counterpart to the Employment Agreement;

-  14  -

(h)Assumption Agreement. A duly executed counterpart of the Assumption Agreement;

(i)Authority Documents. True and complete copies, certified by a Manager of Purchaser, of duly executed limited liability company resolutions and incumbency certificates of Purchaser evidencing the capacity and authority of any company representative or officer signing on behalf of the Purchaser and authorizing the execution, delivery and performance of this Agreement and all Transaction Documents to be delivered by the Purchaser;

(j)Leaseback Agreement. A duly executed counterpart to the Leaseback Agreement;

(k)Certificate of Good Standing. A certificate of good standing of Purchaser from the Secretary of State of the State of Delaware;

(l)Washington Reseller Permit. A copy of its Washington State Reseller Permit to support the exemption of inventory from Washington State sales tax; and

(m)Other Documents. Duly executed counterparts of such other instrument of transfer and assumption reasonably required to effect the transfers of the Purchased Assets and assumption of the Assumed Liabilities as contemplated hereunder, in form and substance reasonably satisfactory to the Seller.

3.4 Third Party Consents.  To the extent that Seller’s rights under any Assigned Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Purchaser without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent is not obtained prior to the Closing Date or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, the Parties will use commercially reasonable efforts after the Closing Date to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing Date.  Notwithstanding any provision in this Section 3.4 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 4.2(a)(3) hereof unless and until Purchaser either provides written waivers thereof or elects to proceed to consummate the Transactions at Closing.  Nothing in this Section 3.4 shall relieve Seller of Seller’s representations, warranties, obligations and covenants under Section 5.2(g).

-  15  -

Article 4

CONDITIONS OF CLOSING

4.1Conditions to Obligations of All Parties.

(a)The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing Time, of each of the following conditions precedent (each of which conditions precedent is acknowledged to be for the benefit of both Parties):

(1)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(2)No Actions by any Governmental Authority shall have been commenced against Purchaser or Seller which would prevent the Closing.

(b)If any of the conditions in Section 4.1(a) shall not be satisfied or fulfilled in full at or before the Outside Closing Date, then either Party may (1) waive compliance with any such condition by notice in writing to the other Party, except that no such waiver shall operate as a waiver of any other condition, or (2) exercise its rights to terminate this Agreement, as provided herein.

4.2Purchaser’s Conditions.

(a)The Purchaser’s obligation to complete the Transactions is subject to the satisfaction or waiver at or before the Closing Time of the following conditions precedent (each of which conditions precedent is acknowledged to be for the exclusive benefit of the Purchaser):

(1)all of the representations and warranties of Seller made in this Agreement shall, except as qualified by the contents of the Disclosure Schedules, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), on the Effective Date and on and as of the Closing Date with the same effect as though made at the Closing Date;

(2)Seller shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by Seller at or before the Closing Time, including Seller’s Closing deliveries specified in Section 3.2;

(3)Purchaser shall be prepared to file the TTB Application and WSLCB Application in accordance with Sections 6.6 and 6.7 and Purchaser shall have determined in its discretion that there are no events or circumstances that would reasonably impair Purchaser’s ability to timely be issued and obtain a TTB Basic Permit pursuant to the TTB Application or assume Seller’s WSLCB License pursuant to the WSLCB Application;

-  16  -

(4)Seller shall have paid all Taxes, including any applicable excise taxes on liquor and wine products due and payable on or prior to the Closing Date;

(5)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser in its sole discretion, of the release of such Encumbrances;

(6)Casey J. McClellan shall have contributed all of his right, title and interest in and to the option (the “Building Option”) to purchase certain real property, structures, and improvements located at 212 N. 3rd Ave. and 55 W. Cherry St., Walla Walla, Washington 99362 (collectively the “Crawford Building”) pursuant to a Contribution Agreement between Casey J. McClellan and A Fine Old Building, LLC (“Building Company”); and

(7)Casey J. McClellan shall have caused Building Company to exercise the Building Option, and title to the Crawford Building shall have been vested in the name of the Building Company.

(b)If any of the conditions in Section 4.2(a) shall not be satisfied or fulfilled in full at or before the Outside Closing Date, then Purchaser may (1) waive compliance with any such condition by notice in writing to Seller, except that no such waiver shall operate as a waiver of any other condition, or (2) exercise its rights to terminate this Agreement, as provided herein.

4.3Seller’s Conditions.

(a)Seller’s obligation to complete the Transactions is subject to the satisfaction or waiver at or before the Closing Time of the following conditions precedent (each of which conditions precedent is acknowledged to be for the exclusive benefit of Seller):

(1)all of the representations and warranties of the Purchaser made in this Agreement shall, except as qualified by the contents of the Disclosure Schedules, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), on the Effective Date and on and as of the Closing Date with the same effect as though made at the Closing Date;

(2)the Purchaser shall have complied with or performed in all material respects all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser at or before the Closing Time, including the Purchaser’s Closing deliveries specified in Section 3.3; and

(3)the Purchaser shall have contributed to Building Company certain capital and assets, as more particularly set forth in a Contribution Agreement between Purchaser and Building Company.

(b)If any of the conditions in Section 4.3(a) shall not be satisfied or fulfilled in full at or before the Outside Closing Date, then Seller may (1) waive compliance with any such condition by notice in writing to the Purchaser, except that no such waiver shall operate as a

-  17  -

waiver of any other condition, or (2) exercise its rights to terminate this Agreement, as provided herein.

Article 5

REPRESENTATIONS AND WARRANTIES

5.1Nature of Seller’s Representations and Warranties.  Each of the representations, warranties, and covenants of Seller contained in this Article 5 constitutes a material part of the consideration to Purchaser, and Seller acknowledges that Purchaser is relying on the correctness and completeness of these representations, warranties and covenants in entering into this Transaction.

5.2Representations and Warranties as to Seller. Seller represents and warrants to Purchaser to the statements set forth in Sections 5.2 through 5.18 in this Article 5, as follows:

(a)Organization and Status.  Seller is duly organized and validly existing in the State of Washington.  Section 5.2(a) of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed to conduct the Business, and Seller is in good standing in each such jurisdiction.  Seller has all requisite power and authority to own such Purchased Assets and conduct the Business in the Ordinary Course of Business.

(b)Company Power.  Seller has all necessary limited liability company power and capacity to own or lease or dispose of its undertakings, property and assets (including the Purchased Assets), to enter into this Agreement and the Transaction Documents to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)Authorization.  All necessary limited liability company action has been taken by Seller or on Seller’s part to authorize Seller’s execution and delivery of this Agreement and the Transaction Documents to be delivered by Seller and the performance of Seller’s obligations hereunder and thereunder.

(d)Enforceability.  This Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the Transaction Documents to be delivered by Seller will at the Closing Time have been duly executed and delivered by Seller and (assuming due execution and delivery by the other parties thereto) will be enforceable against Seller in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(e)No Other Agreements to Purchase.  No Person other than the Purchaser has any contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a contract for the purchase or acquisition of the Business or any of the Purchased Assets from Seller.

(f)Absence of Conflict.  Except as set forth in Section 5.2(f) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the other

-  18  -

Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (1) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other organizational documents of Seller; (2) to the knowledge of Seller, conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to Seller, the Business or the Purchased Assets; (3) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any written Contract or, to the knowledge of Seller, any unwritten agreement, or any Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including, but not limited to, any Assigned Contract), except where such conflict, violation, breach, default, imposition or other action would reasonably be expected not to have a Material Adverse Effect; or (4) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

(g)Labor Matters.

(1)Seller has provided or made available to Purchaser a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (A) name; (B) title or position (including whether full or part time); (C) hire date; (D) current annual base compensation rate; (E) commission, bonus or other incentive-based compensation; and (F) a description of the fringe benefits provided to each such individual as of the Effective Date. Except as set forth in Section 5.2(g) of the Disclosure Schedules, as of the Effective Date, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to payroll period ending immediately prior to the Effective Date have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

(2)Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of Seller’s Employees, and there are no labor organizations representing, purporting to represent or attempting to represent any Employee. To the knowledge of Seller, there has never been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of Seller’s Employees.

(3)Seller is in material compliance with all Applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Seller’s knowledge, all individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all Applicable Laws. There are no Actions against Seller pending, or to Seller’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including any

-  19  -

claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under Applicable Laws.

5.3Representations and Warranties Relating to the Assets.

(a)No Environmental Releases, Violations, Investigations or Assessments.

(1)To the knowledge of Seller, the operations of Seller with respect to the Business and the Purchased Assets are currently in material compliance with all Environmental Laws.

(2)During the previous three (3) years, Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(3)To the knowledge of Seller, Seller has obtained and is in material compliance with all Environmental Permits necessary for the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets, and all Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Laws.

(4)To Seller’s knowledge, the Leased Real Property is not listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar list maintained by any Governmental Authority.

(5)To Seller’s knowledge, there has been no Release of Hazardous Materials in an amount requiring cleanup under Environmental Law into, onto, within, impacting, emanating or migrating into or from the Purchased Assets or the Leased Real Property which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(6)There are no active underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(7)Seller has not retained or assumed, by contract or, to Seller’s knowledge, operation of Applicable Law, any liabilities or obligations of, or owed to, third parties under Environmental Laws.

(8)Seller has provided or otherwise made available to Purchaser any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or the Leased Real Property which are in the possession or control of Seller.

(9)The representations and warranties set forth in this Section 5.3(a) are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

-  20  -

(b)Title to Leased Real Property.

(1)Section 5.3(b)(1) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all Real Property Leases. Seller has delivered to Purchaser a true and complete copy of each Real Property Lease.  Except as set forth in Section 5.3(b)(1) of the Disclosure Schedules:

(A)such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(B)Seller is not in material breach or material default under such Real Property Lease, and to Seller’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or material default, and Seller has paid all rent currently due and payable under such Real Property Lease;

(C)Seller has not received nor given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Real Property Leases and, to the knowledge of Seller, no other party is in material default thereof, and, to the knowledge of Seller, no party to any Real Property Lease has exercised any termination rights with respect thereto;

(D)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(E)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property, except for Permitted Encumbrances.

(2)Seller has not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (B) existing, pending or threatened condemnation proceedings affecting the Real Property, or (C) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(3)The Real Property is sufficient for the conduct of the Business and constitutes all of the real property necessary to conduct the Business as currently conducted.

-  21  -

(c)Title to Purchased Assets. Seller has good title to, or a valid leasehold interest in the Purchased Assets, free and clear of Encumbrances, except as set forth in Section 5.3(c) of the Disclosure Schedules.

(d)Water. The Real Property and the Business have access to and use of municipal culinary water supplies and means of wastewater disposal, which are in all material respects sufficient for the operation of the Business as currently conducted and the Purchased Assets.  The foregoing water access and usage comprise all water supply and disposal resources necessary to operate the Business as currently conducted, and all utility billings, charges, and other costs required to be paid by Seller have been fully paid and are current.

(e)Insurance Claims.  Section 5.3(e) of the Disclosure Schedules sets forth (1) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or Seller’s Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (2) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2012. Except as set forth on Section 5.3(e) of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of Seller’s Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect. To the knowledge of Seller, neither Seller nor any of Seller’s Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Purchaser.

(f)Inventory. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller and the Business.

(g)Accounts Receivable. The Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date thereof, (1) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business, (2) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and (3) subject to a reserve for bad debts not to exceed 1% of the total Accounts Receivable reflected on the Interim Financial Statements, Seller has no knowledge of any reason why the Accounts Receivable would not be collectible in full within ninety (90) days after billing.

(h)Customers and Suppliers.

-  22  -

(1)Section 5.3(h) of the Disclosure Schedules sets forth with respect to the Business (A) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $30,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (B) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 5.3(h) of the Disclosure Schedules, Seller has not received any notice, and to Seller’s knowledge, no Material Customer has ceased, or intends to cease, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(2)Section 5.3(h) of the Disclosure Schedules sets forth with respect to the Business (A) each supplier to whom consideration for goods or services rendered is in an amount greater than or equal to $30,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (B) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 5.3(h) of the Disclosure Schedules, Seller has not received any notice, and to Seller’s knowledge, no Material Supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(i)Condition and Sufficiency of Assets.

(1)Except as set forth in Section 5.3(i) of the Disclosure Schedules, to the knowledge of Seller, the buildings, plants, structures, Personal Property and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(2)The Purchased Assets are sufficient for the conduct of the Business and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

5.4Taxes.  Except as set forth in Section 5.4 of the Disclosure Schedules:

(a)All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing by Seller to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)No deficiencies have been asserted, or assessments made, against Seller as a result of any examinations by any taxing authority.

-  23  -

(e)Seller is not a party to any Action by any taxing authority relating to Taxes of Seller. Seller has received no written notice from any taxing authority that such taxing authority intends to initiate an Action with respect to Taxes of Seller.

(f)There are no Encumbrances for Taxes upon any of the Purchased Assets.

(g)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Tax Code of 1954, as amended.

(j)None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k)There have been no claims made by any taxing authority that Seller must file Tax Returns or pay Taxes in any jurisdiction in which Seller does not file Tax Returns or pay Taxes.

(l)Seller has delivered to Purchaser copies of all federal Tax Returns and other material returns for all periods ending on or after December 31, 2013.

(m)The representations and warranties set forth in this Section 5.4 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

5.5Books, Records and Financial Condition.    The Books and Records of Seller are complete and correct in all material respects and reflect a true record of Seller’s financial condition, and reflect the financial condition of the Business through the Effective Date.

5.6Financial Statements.  Seller has furnished to Purchaser true and complete copies of the annual financial statements of Seller as of December 31, 2013, December 31, 2014, and December 31, 2015, and the related statements of income for the periods then ended (the “Financial Statement Date”) (collectively, the “Annual Financial Statements”), and the interim financial statements for the period ended December 31, 2015 (the “Interim Financial Statement Date”) (the “Interim Financial Statements”).  Such financial statements have been maintained on the tax-basis of accounting in accordance with reasonable and sound business practices, but do not include footnotes, and are not in accordance with United States generally accepted accounting principles.  Except as set forth therein and in Section 5.6 of the Disclosure Schedule hereto, all of the Annual Financial Statements and Interim Financial Statements (a) were from the Books and Records of Seller and (b) were compiled from Books and Records regularly maintained by management and used to prepare the Annual Financial Statements of Seller.  Seller does not have any obligations or Liabilities, contingent or otherwise, not fully disclosed by the Annual Financial Statements and Interim Financial Statements, except for liabilities or obligations that have arisen since the Financial Statement Date in the Ordinary Course of Business.  The Annual Financial Statements and Interim Financial Statements reflect the overall financial condition of the Business and overall results of operations of the Business on an income-tax basis of accounting as of the respective dates thereof and for the respective periods covered thereby, applied on a consistent basis for the periods

-  24  -

involved, subject, in the case of the Interim Financial Statements, to normal and recurring adjustments (the effects of which will not be materially adverse).

5.7Absence of Certain Changes or Events.    Since the Interim Financial Statement Date, except for the execution and delivery of this Agreement and the consummation of the Transactions, and as except disclosed in Section 5.7 of the Disclosure Schedules, there has not been any of the following:

(a)Any event or occurrence that has had a Material Adverse Effect on the Business or the Purchased Assets;

(b)any destruction, damage to, or loss of any material asset or property of Seller (whether or not covered by insurance);

(c)any acceleration, termination, modification, or cancelation of any Assigned Contract by Seller or any other party;

(d)the termination, expiration or lapse of a material Permit;

(e)except for sales of Inventories in the Ordinary Course of Business, any sale or disposition of or agreement to sell or dispose of any of the Purchased Assets;

(f)any changes of a material nature, or decisions to make any such changes, which affects or would reasonably be expected to affect the Inventories, including any bottlings, purchasing of packaging materials or the blending of wines, other than in the Ordinary Course of Business, without prior consultation with Purchaser;

(g)any material capital expenditures other than in the Ordinary Course of Business;

(h)any adverse change in Seller’s relationship with any of its Material Suppliers;

(i)any material change in accounting methods, practices or policies (including any change in cash management practices, procedures with respect to Accounts Receivables, establishment of reserves for uncollectible Account Receivables, inventory control, accrual of Accounts Receivables, prepayment of expenses, payment of trade account payables, accrual of other expenses, deferral of revenue, depreciation or amortization policies or rates) by Seller;

(j)any cancellation of debts or any waiver or release of any right or claim of Seller;

(k)transfer, abandonment, lapses, encumbrance or impairment of any Intellectual Property asset that is to be included in the Transferred Intellectual Property;

(l)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(m)imposition of any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances;

(n)grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any written

-  25  -

agreements or the Ordinary Course of Business, or change in the terms of employment for any Employee;

(o)entry into any Assigned Contract except in the Ordinary Course of Business or otherwise approved by Purchaser;

(p)loan to, or entry into any other transaction with, any Employees;

(q)adoption, amendment, modification or termination of any Employee Benefit Plan, Contract or commitment for the benefit of any Employees; or

(r)agreement by Seller to do any of the foregoing actions or any action which would make any representation or warranty contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date.

5.8Legal Proceedings.  Except as disclosed in Section 5.8 of the Disclosure Schedules:

(a)there are no Actions pending or, to the knowledge of Seller, threatened against, relating to or affecting the Business or any of the Purchased Assets which (1) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions or any of the Transaction Documents or otherwise result in a material diminution of the benefits to Purchaser contemplated by this Agreement or any of the Transaction Documents, or (2) if determined adversely would reasonably be expected to result in (A) any injunction or other equitable relief that would interfere in any material respect with the Business, (B) any material Liabilities by Seller or (C) a Material Adverse Effect;

(b)to the knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to Section 5.8(a) above;

(c)Seller has not voluntarily or involuntarily commenced or filed, and no third party has commenced or filed or threatened to commence or file, any bankruptcy, insolvency, reorganization, moratorium, sequestration, liquidation, consolidation or similar proceedings with respect to Seller, or appointed a receiver, liquidator, assignee, conservator, trustee, sequestrator or similar official in respect of Seller or its Subsidiaries, or any of their assets; and

(d)to the knowledge of Seller, there are no Actions or Orders outstanding with respect to the Business.

5.9Compliance with Laws and Orders.  Except as disclosed in Section 5.9 of the Disclosure Schedules, Seller is (a) in material compliance with all Applicable Laws related to the conduct of the Business in the Ordinary Course of Business or the ownership and use of the Purchased Assets, and (b) not in violation of or in default under any Order or Permit applicable to the Business or the Purchased Assets, and has not received any written notice that it is in such violation or default, in each case where such violation or default would reasonably to be expected to result in a Material Adverse Effect.

5.10Intellectual Property Rights.

-  26  -

(a)Section 5.10(a) of the Disclosure Schedules is a true, accurate and complete list of all the Registered Intellectual Property, all material Transferred Intellectual Property, and all material Seller’s IP Rights Agreements.  Seller is the owner of the right, title and interest in and to and has independently developed or acquired, or has the valid right or license to, all Transferred Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances.  Seller owns all right, title, and interest in and to the Registered Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances.  Seller has not assigned any of the Registered Intellectual Property to any third party and has not granted any exclusive licenses to or under any Transferred Intellectual Property to any third party.  To the knowledge of Seller, the operation of the Business as currently conducted, including (1) the design, development, crushing, manufacturing, production, marketing, licensing, sale, offer for sale, importation, distribution, provision, or use of products of the Business and (2) Seller’s use of any product, device, or process used in the Business as currently conducted, does not infringe or misappropriate or otherwise violate the Intellectual Property of any third party, and the Seller has not received any notice alleging the foregoing.

(b)To the knowledge of Seller, all products sold, licensed, leased, or delivered to customers of the Business and all services provided by or through the Business to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments and express and implied warranties, and conform in all material respects to packaging, advertising, and marketing materials and to applicable product or service specifications or documentation.  Seller has secured from all of Seller’s and Seller’s Affiliates’ consultants, employees, and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Transferred Intellectual Property unencumbered and unrestricted exclusive ownership of all such third party’s intellectual property rights in and to such contribution(s).

(c)The Transferred Intellectual Property constitutes all of the Intellectual Property used in or otherwise necessary for the conduct of the Business as currently conducted, and except as set forth in Section 5.10(c)(i) of the Disclosure Schedules Seller is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise materially affects, the Intellectual Property.  Except as set forth in Section 5.10(c)(ii) of the Disclosure Schedules, each item of Registered Intellectual Property and each item of Transferred Intellectual Property that has been registered in any jurisdiction (other than applications) is valid and subsisting (or in the case of applications, applied for and pending); all registration, maintenance, and renewal fees currently due in connection therewith have been paid; and all documents, recordations, and certificates in connection therewith currently required to be filed have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, perfecting and recording Seller’s ownership interests therein; and is not involved in any proceeding, including but not limited to any opposition, invalidation, cancellation or interference and no such action is threatened. To the knowledge of Seller, no third party possesses rights sufficient to cancel or otherwise invalidate any of the Registered Intellectual Property on the ground of prior use, registration, fraud, lack of distinctiveness, or other defects or circumstances that arose prior to the Closing Date. Seller has taken all commercially reasonable actions necessary to maintain, protect, and enforce the Registered Intellectual Property. No Person possesses any Intellectual Property rights that materially restrict the registration by Seller, and the Seller exclusively owns (free and clear of all Encumbrances except Permitted Encumbrances) or has valid rights to use any material Trademark, including associated logos, necessary for the conduct of the Business in all material

-  27  -

respects as conducted prior to Closing. To the knowledge of Seller, no third party possesses any Intellectual Property rights that materially restrict the use by Seller of any material Trademark, including associated logos, necessary for the conduct of the Business in all material respects as conducted prior to Closing.

(d)Except as set forth in Section 5.10(d) of the Disclosure Schedules no third party has been granted any interest in all or any portion of the Transferred Intellectual Property and Seller has not knowingly permitted Seller’s rights in any Transferred Intellectual Property to enter the public domain.  The operation of the Business as currently conducted, including Seller’s use of any product, device, or process used in the Business as currently conducted, does not infringe or misappropriate the intellectual property of any third party.  Seller has not received notice of, and Seller otherwise has no knowledge of, any suit, action, or proceeding, or any threat of any suit, action, or proceeding that involves a claim of infringement or misappropriation or other violation of any intellectual property right of any third party by Seller or which contests the Seller’s validity, ownership, or right to exercise any Intellectual Property right in the Transferred Intellectual Property.  Seller has received no opinion of counsel that any product or service of the Business or the operation of the Business, as previously or currently conducted, infringes, misappropriates or violates any third party intellectual property rights.  To the knowledge of Seller, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, or violation of any Transferred Intellectual Property by any third party, including any employee or former employee of Seller or its Affiliates.  Seller has not brought any action, suit, or proceeding for infringement or misappropriation of any Transferred Intellectual Property or breach of Seller’s IP Rights Agreements against any third party.  The transactions contemplated by this Agreement shall not impair the right, title, or interest of Seller in or to the Transferred Intellectual Property, and all of the Transferred Intellectual Property shall be owned or available for use by Purchaser immediately after the Closing on terms and conditions identical to those under which Seller owned or used the Transferred Intellectual Property immediately prior to Closing.  The consummation of the transactions contemplated by this Agreement will not (with or without notice, lapse of time, or both), result in the loss or impairment of, nor require payment of additional amounts to or the consent of any third Person in respect of, or result in the creation of any Encumbrance other than a Permitted Encumbrance in or upon any of the Transferred Intellectual Property or Seller’s or, after closing, Seller’s or Purchaser’s rights therein.  The Transferred Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting or otherwise affecting the use or registration thereof.

(e)Seller has provided Purchaser with true and complete copies of all material Seller’s IP Rights Agreements.  To Seller’s knowledge, all such Seller’s IP Rights Agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and, to Seller’s knowledge, such other parties are in material compliance with the terms and conditions of such Seller’s IP Rights Agreements.

(f)Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or trade secret information included in the Transferred Intellectual Property. Seller has complied in all material respects with all Applicable Laws and Seller’s internal privacy policies relating to the use, collection, storage, disclosure, and transfer of any personal information collected by Seller or by third parties having authorized access to the records of Seller. Seller has not transferred ownership of any Transferred Intellectual Property to any third party, or knowingly permitted Seller’s rights in any Transferred Intellectual Property to enter the public domain.

-  28  -

5.11Affiliate Transactions.  Except as disclosed in Section 5.11 of the Disclosure Schedules, (a) no manager, member, officer, director, partner, employee or Affiliate of Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (b) the Business does not provide any assets, services or facilities to any such manager, member, officer, director, partner, employee or Affiliate.

5.12Employees and Employee Plans.

(a)Section 5.12(a) of the Disclosure Schedules contains a true and complete list of each Employee Benefit Plan.

(b)With respect to each Employee Benefit Plan, Seller has made available to Purchaser accurate, current and complete copies of each of the following: (1) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments; (2) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (3) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements relating to any Employee Benefit Plan; (4) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Employee Benefit Plan; (5) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS; (6) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, a copy of the filed Forms 5500 for the last two (2) plan years, with schedules attached; and (7) copies of material notices, letters or other correspondence from the IRS, Department of Labor or Pension Benefit Guaranty Corporation relating to the Employee Benefit Plan.

(c)No Employee Benefit Plan (1) provides for defined benefit pension benefits, (2) is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (3) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Employee Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d)Other than as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)Except as set forth in Section 5.12(e) of the Disclosure Schedules, no Employee Benefit Plan exists that could (1) result in the payment to any Employee of any money or other property or (2) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or otherwise related in any way to the Transactions.

(f)The representations and warranties set forth in this Section 5.12 are the Seller’s sole and exclusive representations and warranties regarding employee benefits matters.

5.13Assigned Contracts.

-  29  -

(a)Section 5.13 of the Disclosure Schedules includes, a complete list of all Assigned Contracts, except for Contracts which, individually or cumulatively, the inclusion or exclusion of which, would not reasonably be expected to result in a Material Adverse Effect, and (2) Purchaser has been provided true and complete copies of all of the foregoing Assigned Contracts in Seller’s possession or reasonable control.

(b)Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto (1) is in breach of or default under (or is alleged to be in breach of or default under), or (2) has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance on the part of Seller has occurred that, with notice or lapse of time or both, would, individually or cumulatively, constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  To Seller’s knowledge, no event or circumstance on the part of any third party thereto has occurred that, with notice or lapse of time or both, would, individually or cumulatively, constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.

(c)The Assigned Contracts are the only Contracts that are material to the Business or the Purchased Assets.

5.14Permits.  Section 5.14 of the Disclosure Schedules contains a true, correct and complete list of all the Permits owned by, issued to, held by Seller or the Business.  Section 5.14 of the Disclosure Schedules also describes (a) if applicable, any expiration dates thereof, and (b) the name of the Governmental Authority issuing the Permits or from whom Seller or Purchaser must obtain consent in order to consummate the Transactions. Except as set forth in Section 5.14 of the Disclosure Schedules: (x) all of the Permits listed on Section 5.14 of the Disclosure Schedules are adequate for the operation of the Business as conducted at the Effective Time; (y) the Permits are in full force and effect, and there is no existing default under any such Permits on the part of Seller, nor to Seller’s knowledge any fact or circumstances that, with the passage of time or delivery of notice, would constitute a default thereunder, and there are no proceedings pending or to Seller’s knowledge threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same; and (z) Purchaser has been provided true and complete copies of the Permits in Seller’s possession or reasonable control.

5.15Products.  Each product designed, developed, manufactured, made, produced, provided, distributed, or sold by Seller or the Business (“Products”) in the past three (3) years is in material compliance with (a) to the knowledge of Seller, all requirements of Applicable Law, and (b) the terms and conditions of the Contracts, express and implied warranties, and product and service specifications under which the wine Products have been sold, other than occasional defects, immaterial in amount, that are incidental to the wine production business (e.g., corked bottles) and are not systematic manufacturing defects. None of the Products sold by Seller to customers is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Seller has no Liabilities (and to Seller’s Knowledge there is no basis for any present or future Action, investigation or demand against Seller or the Business which might give rise to any Liability), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any Product or other item sold by Seller prior to Closing. All packaging, labeling, branding and similar materials relating to the Products are in material compliance with all requirements of Applicable Law. To

-  30  -

the knowledge of Seller, all Products sold by Seller in the past three (3) years have met in all material respects all applicable requirements under the federal Food, Drug and Cosmetic Act of 1938, as amended.

5.16No Guarantees.  Except as disclosed in Section 5.16 of the Disclosure Schedule, none of the Liabilities of the Business or of Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services in the conduct of the Business or with whom Seller otherwise has significant business relationships in the conduct of the Business.

5.17Brokers and Finders.  Except as set forth in Section 5.17 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any other Transaction Document, based upon any arrangements made by or on behalf of Seller.

5.18No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE 5 (including the related portions of the Disclosure Schedule), or in the other Transaction Documents, neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

5.19Nature of Purchaser’s Representations. Each of the representations and warranties of Purchaser contained in ARTICLE 5 constitutes a material part of the consideration to Seller and Seller is relying on the correctness and completeness of these representations and warranties in entering into this transaction.

5.20Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to Seller as follows and acknowledges that Seller is relying on these representations and warranties in connection with the sale by Seller of the Purchased Assets and the Assumed Liabilities:

(a)Organization and Power.  The Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has all necessary limited liability company power and authority to acquire the Purchased Assets, to enter into this Agreement and the Transaction Documents to be delivered by it, and to perform its obligations hereunder and thereunder.

(b)Authorization.  All necessary limited liability company action has been taken by or on the part of the Purchaser to authorize its execution and delivery of this Agreement and the Transaction Documents to be delivered by it and the performance of its obligations hereunder and thereunder.

(c)Enforceability.  This Agreement has been duly executed and delivered by Purchaser and (assuming due execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the Transaction Documents to be delivered by Purchaser will at the Closing Time have been duly executed and delivered by Purchaser and (assuming due execution and delivery by the other parties thereto) will be enforceable against Purchaser in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and

-  31  -

except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)Absence of Conflict.  Except as set forth in Section 5.20(d) of the Disclosure Schedules, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (1) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Purchaser; or (2) conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to Purchaser, the Business or the Purchased Assets.

(e)Brokers and Finders.  Except as set forth in Section 5.20(e) of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

(f)Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

(g)Legal Proceedings. Except as set forth in Section 5.20(g) of the Disclosure Schedules, there are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article 6

COVENANTS OF SELLER AND PURCHASER

6.1Access.  Seller shall (a) afford Purchaser and its Representatives (collectively, the “Purchaser Group”) full and free access, with reasonable advance notice and during regular business hours, to Seller’s personnel, any Purchased Assets, Assigned Contracts, Books and Records, Employee Benefit Plans and other documents and data to the extent related to the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and subject to Seller’s safety and security policies and procedures; (b) provide Purchaser Group with copies of all Contracts, Books and Records and other existing documents and data regarding the Purchased Assets or Business as Purchaser may reasonably request, excluding confidential valuation or transactional information; (c) deliver to Purchaser, or provide Purchaser with an opportunity to review and examine true and complete copies and results of any final written reports, studies, analyses, tests or monitoring in Seller’s possession or control; (d) furnish the Purchaser Group with such additional financial, operating and other relevant data and information regarding the Purchased Assets or Business as Purchaser may reasonably request; and (e) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business; provided, that, all requests for access to such personnel, Contracts, Books and Records and/or other information in accordance with this Section 6.1 shall be made by the Purchaser Group solely through Casey J. McClellan.  All documents and information concerning Seller and the Business furnished to Purchaser in connection with the Transaction shall be subject to the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect from and after the Effective Date.  Without limiting the foregoing, Seller shall permit,

-  32  -

and shall use commercially reasonable efforts to cause the current owner of the Crawford Building to permit, Purchaser’s Representatives to conduct environmental due diligence of the Real Property.

6.2Confidentiality.

(a)The existence of this Agreement, the contents of this Agreement, Purchaser’s interest in purchasing the Purchased Assets and any information provided to Purchaser, or its Representatives pursuant to this Agreement shall be confidential and shall be held in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, which is hereby incorporated in this Agreement as though fully set forth herein, and in accordance with such other terms and conditions as may otherwise be agreed upon by the Parties; provided,  however, that the provisions of this Section 6.2 shall expire following the Closing.

(b)For a period of two (2) years after the Closing, Seller shall, and shall cause Seller’s Affiliates to, hold, and shall use Seller’s reasonable best efforts to cause Seller’s respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of Seller’s Affiliates or their Representatives; or (b) is lawfully acquired by Seller, any of Seller’s Affiliates or their Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of Seller’s Affiliates or their Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by Seller’s counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3Further Assurances.  Each of Seller and Purchaser agrees that, from time to time, whether before, at or after the Closing, it shall, and shall cause their respective Affiliates to, execute, deliver and record such further documents, assurances, instruments of conveyances and take such other action as may be reasonably necessary or desirable to carry out the purposes and intents of this Agreement and the other Transaction Documents, and to give effect to the Transactions.

6.4Assistance in Respect of Applications for Liquor Licenses, Permits, Consents, Approvals, Etc.  Without limiting any other covenant or obligation of Seller hereunder, Seller agrees that it shall use commercially reasonable efforts to provide the Purchaser with such information and such other assistance as may be reasonably required by the Purchaser on written notice to the Seller, to enable the Purchaser to obtain any and all Consents, Approvals, Permits and licenses as may be necessary or desirable with respect to the transactions herein required from any third-party, government, department, agency or regulator having jurisdiction over the Purchaser, the Business, or the Transactions, including but not limited to any and all assistance required to enable Purchaser to obtain any relevant federal, state, and local liquor licenses or other licenses or Permits required for the Purchaser to make, produce, sell, or distribute alcoholic beverages and to otherwise to operate the Business after the Closing.

6.5TTB Application; Transition. Without limiting the covenants and obligations of Seller under Section 6.4, the Parties agree that, promptly following the Closing, and in any event within three (3) Business Days thereafter, Purchaser shall file a TTB Application with all required supplemental information with the TTB. The Parties contemplate that the Business shall continue to operate during the term of the Leaseback Agreement using Seller’s TTB Basic Permit and filing numbers.

-  33  -

6.6WSLCB Application; Transition.

(a)Promptly following the Closing, Purchaser shall file an application for Permits with the WSLCB (collectively the “WSLCB Application”) and in each other state where alcohol Permits and registrations are necessary for Purchaser to conduct the Business after Closing.  Purchaser shall submit such application promptly upon execution of this Agreement and shall keep Seller reasonably apprised of the status of the processing of such applications.

(b)During the term of, and subject to the terms and provisions of the Leaseback Agreement, Seller shall continue to operate the Business in the ordinary course for the benefit of Purchaser, but shall, to the maximum extent allowable considering restrictions imposed on the holder of a liquor license, reasonably consult with Purchaser and conduct the Business operations as Purchaser directs.

(c)During the term of the Leaseback Agreement, Purchaser shall have the right to have its employees on the Business premises for training or oversight purposes.

6.7Grape Purchase Contracts and Distribution Contracts.  Between the Effective Date and the Closing, Seller shall cooperate in good faith with Purchaser, and shall exert its commercially reasonable efforts to facilitate the execution and delivery of (a) grape purchase contracts or supply agreements between Purchaser and those grape suppliers and vineyards set forth on Schedule 6.7, in form and substance reasonably acceptable to Purchaser, and (b) distribution agreements or arrangements between Purchaser and those distributors set forth on Schedule 6.7, in form and substance reasonably acceptable to Purchaser.

6.8Operation of the Business of Seller.  Between the Effective Date and the Closing, unless as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause its Affiliates to (a) conduct the Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the goodwill and relationships of its Employees, customers, suppliers, regulators and others having business relationships with the Business, and (c) Seller shall not take any action that would cause any of the events described in Section 5.7 to occur.

6.9Additional Financial Statements.  As soon as reasonably practicable after they become available, Seller will furnish to Purchaser balance sheets and income statements for Seller for each month after the Interim Financial Statement Date, ending prior to the Closing Date.  Such financial statements shall be prepared on a basis consistent with past practice and to the best of Seller’s knowledge shall be complete and fairly present the assets, liabilities, financial condition and results of operations of Seller as of the end of the particular month and for the year-to-date period then ended, subject to normal year-end audit adjustments.

6.10No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of Seller’s members or Affiliates or any of their Affiliates’ Representatives to, directly or indirectly, (1) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (2) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (3) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be

-  34  -

terminated, and shall cause Seller’s members and Affiliates, and any of their Affiliate’s Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)In addition to the other obligations under this Section 6.10, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 6.10 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

6.11Notice of Certain Events.

(a)From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(1)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct;

(2)any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Transactions;

(3)any notice or other communication from any Governmental Authority in connection with the Transactions; and

(4)any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.8 or that relates to the consummation of the Transactions.

(b)Purchaser’s receipt of information pursuant to this Section 6.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Sections 7.1 and 9.4(a)(1)) and shall not be deemed to amend or supplement the Disclosure Schedules unless Seller otherwise complies with Section 9.14.

-  35  -

6.12Non-competition; Non-solicitation.

(a)For a period of sixty (60) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, (1) engage in or assist others in engaging in the Business in the Territory, (2) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (3) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Business and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(b)Notwithstanding the foregoing,

(1)Seller and Seller’s Affiliates may (A) exercise any and all rights as permitted under the Transaction Documents, and (B) own directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;

(2)McClellan Family LLC or any Affiliate thereof may continue to operate its farming and grape growing businesses in the ordinary course and consistent with its past practice, without any restriction hereunder;

(3)Thomas Sawatzki and any of his Affiliates may continue to operate his litigation support, business valuation and forensic accounting businesses in the ordinary course and consistent with his past practice, without any restriction hereunder; and

(4)Nothing herein shall prohibit Seller or any of Seller’s members or their Affiliates from having active involvement in, and lending its, his or her name to, wine industry events, initiatives and activities generally, including without limitation speaking engagements, serving on boards and committees of non-profit and community organizations, writing articles and otherwise providing information with respect to the wine industry generally, provided that in each case such Seller shall not disclose any confidential information of the Company; and provided, that in no event shall Seller or any of Seller’s members or their respective Affiliates make statements about the Company’s wine on behalf of or as a representative of the Company, without the prior written consent of Purchaser, other than with respect to such appropriate statements made by Casey McClellan in accordance with and pursuant to his Employment Agreement with Purchaser.

(c)During the Restricted Period, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Purchaser pursuant to Section 8.1(a) or is or was employed in the Business during the Restricted Period, or encourage any such Person to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Person; provided, that nothing in this Section 6.12(c) shall prevent Seller or any of Seller’s Affiliates from hiring (1) any Person whose employment has been terminated

-  36  -

by Purchaser or (2) after ninety (90) days from the date of termination of employment, any Person whose employment has been terminated by the Person.

(d)If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.12, Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity:

(1)the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser; and

(2)the right and remedy to recover from Seller all monetary damages suffered by Purchaser as the result of any acts or omissions constituting a breach of this Section 6.12.

(e)Seller acknowledges that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.13Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Retained Liabilities.

6.14Receivables.

(a)From and after the Closing, if Seller or any of Seller’s Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or Seller’s Affiliate shall remit such funds to Purchaser within five (5) Business Days after its receipt thereof.

(b)From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

-  37  -

6.15Tax Clearance Certificates. Upon the reasonable request of Purchaser, Seller shall notify the taxing authorities in the jurisdictions identified by Purchaser that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the Transactions in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate or other evidence of Seller’s tax status (a “Tax Clearance Certificate”) could subject the Purchaser to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax that is due on or before Closing, Seller shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied.

6.16Cancellation and Transfer of Name.

(a)Within two (2) Business Days following the Closing Date, Seller provide to Purchaser a consent, in form acceptable to Purchaser, permitting Purchaser to register the name “Seven Hills Winery” or another name mutually acceptable to Seller and Purchaser as a d/b/a of Purchaser with the Secretary of State of Washington.

(b)Further, within two (2) Business Days following the termination of the Leaseback Agreement, or earlier, if mutually agreed between the Parties, Seller shall file with the Secretary of State of the State of Washington an amendment to Seller’s articles of organization changing the name of Seller to a name that is not similar to “Seven Hills Winery” or the name of the Business, which name shall be reasonably acceptable to Purchaser.  Seller shall execute and sign other documents and items necessary for Purchaser to register and transfer the name “Seven Hills Winery” as a d/b/a of Purchaser.

Article 7

INDEMNIFICATION

7.1Seller’s Indemnity.

(a)Seller will indemnify, defend and hold harmless Purchaser and Purchaser’s Affiliates and their respective Representatives (the “Purchaser Indemnitees”), in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) (each, a “Loss”) reasonably incurred by Purchaser or any such Affiliate or Representative, in connection with each and all of the following:

(1)any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;

(2)any breach of or failure to perform or comply with any covenant, agreement or obligation of Seller contained in this Agreement or any other Transaction Document delivered to Purchaser pursuant to this Agreement;

(3)any Indebtedness of Seller due and payable prior to the Closing Date arising from any Assumed Liabilities and not accounted for in the Closing Working Capital Statement; and

(4)any Retained Liabilities or Excluded Assets.

-  38  -

7.2Purchaser’s Indemnity.

(a)Purchaser shall indemnify, defend and hold Seller and Seller’s members and their respective Representatives (the “Seller Indemnitees”) harmless in respect of any and all Loss reasonably incurred by Seller or any such Affiliate or Representative, in connection with each and all of the following:

(1)any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement;

(2)any breach of or failure to perform or comply with any covenant, agreement or obligation of Purchaser contained in this Agreement or any other document delivered to Seller pursuant to this Agreement;

(3)any Purchased Asset or Assumed Liability, arising after the Closing Date; and

(4)any obligation or Liability arising out of the use or ownership of the Purchased Assets from and after Closing, for which Purchaser is not indemnified by Seller under this Agreement.

7.3Survival.

(a)Except as otherwise specifically provided in this Agreement, the representations and warranties of Seller set forth in this Agreement shall survive Closing and continue in full force and effect for a period of eighteen (18) months from the Closing Date; provided that (1) the representations and warranties of Seller in Sections 5.2(a) (Organization and Status),  5.2(c) (Authorization),  5.3(c) (Title to Purchased Assets), and 5.17 (Brokers and Finders) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely, (2) the representations and warranties of Seller in Section 5.3(a) (Environmental) shall survive for a period of six (6) years from the Closing Date, and (3) the representations and warranties of Seller in Section 5.4 (Taxes) shall survive for the full period of all applicable statutes of limitations plus sixty (60) days.

(b)Except as otherwise specifically provided in this Agreement, the representations and warranties of the Purchaser contained in this Agreement shall survive Closing and shall continue in full force and effect for a period of eighteen (18) months from the Closing Date;  provided that the representations and warranties of Purchaser in Sections 5.20(a) (Organization and Power),  5.20(b) (Authorization), and 5.20(f) (Brokers and Finders) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely.

(c)All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

(d)The parties have agreed to substitute the claims periods described in this Section 7.3 for any statute of limitations period that would otherwise be applicable to such claims. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter

-  39  -

be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.4Limitations.

(a)Seller shall not be obligated to pay any amounts for indemnification pursuant to Section 7.1(a)(1) until the aggregate Losses for which the Purchaser Indemnitees are entitled to indemnification exceeds an amount equal to One Hundred Thousand Dollars ($100,000) (the “Threshold”); in which event, Seller shall only be obligated to pay for Losses in excess of such Threshold; provided, that the Threshold shall not apply to Losses involving or relating to any (A) Seller Fundamental Representations or (B) fraud or intentional misrepresentation.

(b)Purchaser shall not be obligated to pay any amounts for indemnification pursuant to Section 7.2(a)(1) until the aggregate Losses for which the Seller Indemnitees are entitled to indemnification exceeds an amount equal to the Threshold; in which event, Purchaser shall only be obligated to pay for Losses in excess of such Threshold; provided, that the Threshold shall not apply to Losses involving or relating to any (A) Purchaser Fundamental Representations or (B) fraud or intentional misrepresentation.

(c)In no event shall the indemnification obligations of Seller under Section 7.1(a)(1) or Purchaser under Section 7.2(a)(2) exceed an amount equal to One Million One Hundred Fifty Thousand Dollars ($1,150,000) (the “Indemnification Cap”); provided,  however, that the Indemnification Cap shall not apply to Losses involving or relating to any (A) Seller Fundamental Representations or Purchaser Fundamental Representations, as applicable, or (B) fraud or intentional misrepresentation.

(d)After a claim has been finally determined, either by agreement of the Indemnifying Party or final, non-appealable adjudication pursuant to Section 7.5, any indemnification obligations of Seller hereunder shall be recovered first by Purchaser’s offset against any Earn-Out Payments then due and payable, and only after such offset shall Purchaser seek recovery directly against Seller; provided,  however, that this limitation shall not apply to Losses involving or relating to any (A) Seller Fundamental Representations, or (B) fraud or intentional misrepresentation.

(e)From and after the Closing, absent fraud or intentional misrepresentation, the indemnification provisions contained in this Article 7 shall provide the sole and exclusive remedy following the Closing Date as to all money damages for any action arising out of the subject matter of this Agreement, provided that nothing in this Section 7.4 shall affect the Parties’ rights to specific performance or other equitable remedies to enforce the Parties’ obligations under this Agreement.

(f)  For purposes of calculating the amount of Loss pursuant to Section 7.1(a)(1) and Section 7.2(a)(1), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5Claims for Indemnification.

-  40  -

(a)Indemnification Procedures. The party making a claim under this Article 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party”.

(1)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (A) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (B) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(a)(2), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(a)(2), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(2)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 7.5(a)(2).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and

-  41  -

provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a)(1), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(3)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(4)Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(b)Payments. Subject to Section 7.4(d), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree

-  42  -

that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period (whether by offset or otherwise), any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to twelve-percent (12%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Article 8

EMPLOYMENT MATTERS

8.1Seller’s Employees.

(a)Commencing on the Closing Date, or at such other time following the Closing Date as the Parties shall mutually agree (the “Termination Date”), Seller shall terminate all Employees of the Business who are actively at work. At least thirty (30) days prior to the Termination Date, Purchaser shall deliver to Seller a list of the Employees to whom Purchaser shall offer employment to, and hire as of such Termination Date, on an “at will” basis.

(b)Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any Employee Benefit Plan compensation or other amounts payable to any current or former Employee, director, officer, manager, or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any such current or former Employee, director, officer, manager or consultant of Seller for any period relating to the service with Seller or its Affiliates at any time prior to the Termination Date, and Seller shall pay, or cause to be paid, all such amounts to all entitled Employees on or prior to the Termination Date.

(c)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Employee, director, officer, manager or consultant of Seller which claims relate to events occurring prior to the Termination Date. Seller also shall remain solely responsible for all worker’s compensation claims of any Employees (or former Employees) or agents of Seller which relate to events occurring prior to the Termination Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)Effective as soon as practicable after Seller’s SIMPLE IRA accounts become eligible for rollover, Purchaser or an Affiliate of Purchaser shall cause the 401(k) plan covering employees hired by Purchaser to accept rollovers from such employees’ SIMPLE IRA accounts.

(e)Each Employee of Seller who becomes employed by Purchaser in connection with the Transactions shall be eligible to receive the salary and benefits maintained for employees of Purchaser on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Purchaser.

(f)Each Employee of the Business who becomes employed by Purchaser in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Termination Date; provided,  however, that (1) such credit shall be given pursuant to payroll or plan records, at the election of Purchaser,

-  43  -

in its sole and absolute discretion; and (2) such service crediting shall be permitted and consistent with Purchaser’s defined contribution retirement plan.

Article 9

GENERAL PROVISIONS

9.1Public Announcements.  No Party shall make, or cause to be made, any public statement or issue any press release concerning the Transactions except as agreed by the Parties acting reasonably or as may be necessary, in the opinion of counsel to the Party making that disclosure, to comply with the requirements of all Applicable Law.  If any public statement or release is so required, the Party making the disclosure shall consult with the other Party before making that statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to the Parties.  Each Party shall cause its Affiliates and their respective directors, officers, employees and Representatives to comply with this Section 9.1.

9.2Disclosure and Consultation.

(a)Before any public statement or press release concerning the Transactions, no Party shall disclose this Agreement or any aspect of the Transactions except to its Affiliates and their respective directors, officers, employees on a “need to know” basis, its legal, accounting, financial or other professional advisors, or as may be required by any Applicable Law or as agreed by the Parties.

(b)Seller and the Purchaser shall consult with each other concerning the manner by which Seller’s employees, customers, suppliers and other Persons having dealings with Seller shall be informed of the Transactions.

9.3Expenses.    Each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other Representatives or consultants.

9.4Termination of Agreement.

(a)By notice given prior to Closing, this Agreement may be terminated as follows:

(1)subject to Section 9.4(b) below, by the Purchaser if a breach of any provision of this Agreement has been committed by Seller, such breach has not been waived by the Purchaser, the Purchaser has notified Seller of the breach, and the breach has not been cured for a period of fifteen (15) days after the notice of breach;

(2)subject to Section 9.4(b) below, by Seller if a breach of any provision of this Agreement has been committed by the Purchaser, such breach has not been waived by Seller, Seller has notified the Purchaser of the breach, and the breach has not been cured for a period of fifteen (15) days after the notice of breach;

(3)by mutual written consent of the Purchaser, on the one hand, and Seller, on the other hand; or

-  44  -

(4)by either the Purchaser or Seller if the Closing has not occurred on or before the Outside Closing Date; provided that the right to terminate this Agreement under this Section 9.4(a)(4) shall not be available to any Party whose failure to fulfill any obligation under this Agreement is the cause of, or results in, the failure of the Closing to occur on or prior to such date or to any Party that is in material breach of this Agreement.

(b)If a breach in respect of which the non-defaulting Party has given notice to the defaulting Party under subsection Section 9.4(a)(1) or Section 9.4(a)(2) is not capable of being remedied within the fifteen (15) day period provided for therein, the cure period with respect to that breach will be extended for so long as the defaulting Party continues to diligently use reasonable efforts to remedy that breach, up to a maximum of one hundred twenty (120) additional days.

(c)If this Agreement is terminated pursuant to Section 9.4(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the obligations in the Confidentiality Agreement will survive such termination and shall continue in full force and effect.

9.5No Third Party Beneficiary.  This Agreement is solely for the benefit of the Parties and no third parties shall accrue any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

9.6Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the terms of which are hereby incorporated by reference, the Transaction Documents and the other agreements to be entered into as contemplated by this Agreement (the “Other Agreements”) constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral.  Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Agreements or which induced any Party to enter into this Agreement or the Other Agreements.  No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement thereto, by any Party or any Other Agreement or its Representatives, to any other Party or its Representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the Parties or any other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact.  There shall be no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section 9.6.  This Agreement and the Transactions are part of a larger group of transactions contemplated by Purchaser, on the one hand, and Seller and certain of its Affiliates, on the other hand.  The goal of Seller, its Affiliates and Purchaser in the entire series of transactions is that Purchaser acquire substantially all of the assets and assume certain liabilities of the Business, with the right of Purchaser to operate the Business after the Closing Date in substantially the same manner as the Ordinary Course of Business.  In the event of any review of the transactions contemplated herein by any Person for any reason, this Agreement, the Contribution Agreement, and the other Transaction Documents shall be construed together as one integrated transaction giving full effect to the foregoing goal.

-  45  -

9.7Non-Merger.  All provisions of this Agreement shall survive the execution, delivery and performance of this Agreement and Closing, provided that the survival of the representations and warranties in Article 5 and the related indemnities in Section 7.1 shall be subject to the special arrangements provided in those Articles or Sections.

9.8Time of Essence.  Time is of the essence of this Agreement.

9.9Amendment.  This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

9.10Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right.  No single or partial exercise of any such right shall preclude any other or further exercise of that right or the exercise of any other right.

9.11Venue and Jurisdiction.  Each Party irrevocably and unconditionally attorns to the exclusive jurisdiction of the courts of the State of Washington. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefore shall be in King County, Washington, which shall be deemed to be a convenient forum.  Purchaser and Seller hereby expressly and irrevocably consent and submit to the exclusive jurisdiction of the courts in King County, Washington.

9.12Governing Law.  This Agreement and any dispute arising from this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

9.13Notices.

(a)Any notice, demand or other communication (in this Section 9.13 a “notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(1)delivered in person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below; or

(2)sent by overnight courier service of national reputation (a “Transmission”);

in the case of a notice to Seller, addressed to Seller at:

Seven Hills Winery, LLC

Attn:  Casey J. McClellan

1212 Pleasant Street

Walla Walla, WA 99362

-  46  -

with a copy to (which shall not constitute notice):

Davis Wright Tremaine LLP

Attn: Jesse Lyon

1300 SW Fifth Avenue, Suite 2400 | Portland, OR 97201

and in the case of a notice to the Purchaser, addressed to it at:

Double Canyon Vineyards, LLC

c/o Crimson Wine Group Ltd.

Attn:  Pat DeLong, President and Chief Executive Officer

2700 Napa Valley Corporate Drive, Suite B

Napa, California  94558

with a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.
Attn:  Brad W. Merrill

15 West South Temple, Suite 1200
Salt Lake City, UT 84101

(b)Any notice sent in accordance with this Section 9.13 shall be deemed to have been received:

(1)if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(2)if sent by overnight courier, then on the next Business Day in the place where the notice is received; or

(3)if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, shall be deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(c)Any Party may change its address for notice by giving notice to the other Parties.

9.14Disclosure Schedules.

(a)The purpose of the Disclosure Schedules is to set out the qualifications, exceptions and other information called for in this Agreement.  The Parties acknowledge and agree that the Disclosure Schedules and the information and disclosures contained in them do not constitute or imply, and will not be construed as:

(1)any representation or warranty which is not expressly set forth in the body of this Agreement;

(2)an admission of any liability or obligation of Seller;

(3)an admission that the information is material or is required to be disclosed;

-  47  -

(4)a standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard contrary to the standards expressly set forth in the body of this Agreement; or

(5)an expansion of the scope or effect of any of the representations, warranties or covenants expressly set forth in the body of this Agreement.

(b)Nothing in the Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty Seller made in this Agreement unless such disclosure is reasonably clear in identifying the applicable exception. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in Article 5 of the Agreement, provided, that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  Providing a copy, or uploading a copy to the Data Room, of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless such representation or warranty has to do with the existence of the document or other item itself).

(c)Notwithstanding anything to the contrary in this Agreement, Seller shall have the right and obligation to amend and supplement any Section to the Disclosures Schedules to this Agreement without the Purchaser’s consent from time to time until the Closing with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or described in such Sections of the Disclosure Schedules.  Any disclosure in any such supplement or amendment shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date (the “Amending Disclosures”).    With respect to any Amending Disclosure, Purchaser may not refuse to close unless an event or matter disclosed in such Amending Disclosure has had, or could be reasonably expected to have, a Material Adverse Effect on the Business the Purchased Assets, or the ability of the Parties to consummate the Transactions on a timely basis, in which case, Purchaser may terminate this Agreement pursuant to Section 9.4.  If Purchaser has the right to terminate this Agreement due to an Amending Disclosure but does not elect to do so, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such Amending Disclosure and its right to indemnification under Article 7 with respect to such Amending Disclosure.

9.15Damage or Destruction.  In the event of loss, damage or destruction of the Purchased Assets that has a Material Adverse Effect on the Business, Seller shall promptly notify Purchaser of such loss, damage or destruction.  In the event of such loss, damage or destruction, at Purchaser’s option, in its sole discretion (1) Purchaser may terminate this Agreement upon written notice to Seller, or (2) Purchaser may elect to proceed to Closing and Seller shall assign or pay to Purchaser all insurance proceeds payable in respect of such loss, damage or destruction (including the amount of any deductible or self-insurance).  Seller shall not settle or adjust any such insurance claim without the prior written consent of Purchaser.

9.16Assignment.  No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person. Notwithstanding the foregoing, prior to Closing Purchaser may assign its rights hereunder to an Affiliate, provided that such assignee assumes all obligations of Purchaser hereunder and such assignment shall not relieve Purchaser of its obligations hereunder. From and after the Closing Date, Seller may assign the right to receive any Earn-Out Payments directly to Seller’s members.

-  48  -

9.17Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement and/or the other Transaction Documents that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

9.18Severability.  If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances.

9.19Successors.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

9.20No Third-party Beneficiaries.  Except as provided in Article 7, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.21Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.22Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURES PAGES FOLLOWS]

-  49  -

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

     PURCHASER:

/ss
DOUBLE CANYON VINEYARDS, LLC, a Delaware limited liability company
	By:	/s/ Patrick DeLong
	Name:	Patrick DeLong
	Title:	President and Chief Executive Officer

                 SELLER:

SEVEN HILLS WINERY, LLC, a Washington limited liability company
By:	/s/ Casey McClellan
Name:	Casey McClellan
Title:	Manager

Signature Page to Asset Purchase Agreement

EXHIBIT A

Definitions

“Accounts Receivable” means accounts receivable, trade accounts receivable, notes receivable, book debts, insurance claims, and other debts due or accruing to Seller in connection with the Business (including any refunds other than Tax refunds and rebates), and the full benefit of any related collateral and security.

“Acquisition Proposal” shall have the meaning attributed to that term in Section 6.10(a).

“Action” means any action, suit, arbitration, mediation, settlement negotiation, or proceeding by or before any Governmental Authority or arbitrator, mediator, or between the Parties.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits to this Asset Purchase Agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

“Amending Disclosures” has the meaning attributed to that term in Section 9.14(c).

“Annual Financial Statements” has the meaning attributed to that term in Section 5.6, copies of which financial statements have been made available to Purchaser.

“Applicable Law” means:

(a)Any past or present federal, state, local or foreign statute, law, common law, rule, regulation, ordinance, code, resolution and/or other Legal Requirement (zoning or otherwise) of any Governmental Authority, as amended or modified; or

(b)any judgment, order, writ, injunction, decision, ruling, decree or award or other similar requirement of any court or other adjudicatory Governmental Authority with jurisdiction;

whether past or present binding and in effect at the time in question and in each case to the extent the Person or property in question is subject to the jurisdiction of the same.

“Approvals” means licenses, qualifications, authorizations, Consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, Permits, and other approvals.

“Appurtenances” means, with respect to any real property:

(a)all buildings, structures, fixtures, improvements and appurtenances located on or forming part of that real property, including those under construction; and

(b)all rights of way, licenses, easements or other similar rights appurtenant to and for the benefit of that real property.

“Assigned Contracts” has the meaning attributed to that term in Section 2.1(h).

“Assignment of Contracts” means the Assignment and Assumption of Contracts and Assumed Liabilities to be executed by the Purchaser and Seller, substantially in the form of Exhibit B.

“Assignment of Real Property Leases” means the Assignment and Assumption of Leases to be executed by the Purchaser and Seller for each Leased Real Property, substantially in the form of Exhibit C.

 “Assignment of Transferred Intellectual Property” means the Assignment and Assumption of Transferred Intellectual Property to be executed by the Purchaser and Seller, substantially in the form of Exhibit D.

“Assumed Liabilities” has the meaning attributed to that term in Section 2.3.

“Bill of Sale” means the Bill of Sale to be executed by Seller, substantially in the form of Exhibit E.

“Books and Records” means all books, records, files (including electronic files) and papers of  Seller wherever located that relate to the operation of the Business, including computer data, financial and Tax working papers, financial and Tax books and records, Tax Returns, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, employee and personnel files pertaining to all Employees hired by Purchaser, documents containing technical support (including vendor documents), lists of present and former customers and suppliers, distribution lists, price lists, operating manuals, mailing lists, environmental studies, plans, development plans, catalogs, advertising and display materials, brochures and all copies and recordings of the foregoing.

“Building Option” has the meaning attributed to that term in Section 4(a)(7).

“Building Company” has the meaning attributed to that term in Section 4(a)(7).

“Business” has the meaning attributed to that terms in the Preamble of this Agreement.

“Business Day” means any day, except Saturdays and Sundays, on which banks are generally open for business in Washington.

“Cash” means cash and cash equivalents calculated in accordance with the tax-basis of accounting, applied on a basis consistent with the preparation of the Annual Financial Statements.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Closing” means the closing of the Transactions.

 “Closing Date” means the third (3rd) Business Day after the conditions to closing set forth in Article 4 have been satisfied or waived, or such other date as may be agreed to by the Parties in writing.

“Closing Payment” has the meaning attributed to that term in Section 2.7.

“Closing Time” means 10:00 a.m. (Washington time) on the Closing Date or such other time on the Closing Date as may be agreed to by the Parties in writing.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning attributed to that term in Section 2.8(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Confidentiality Agreement” means that Mutual Non-disclosure Agreement previously entered into between Purchaser and Seller.

“Consent” means any consent, waiver or Approval of a third party required to take any action contemplated by this Agreement with respect to the Purchased Assets.

“Contract” means any legally binding agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral or whether express or implied) in connection with the Business (including, without limitation, maintenance, grape purchase contracts, crush agreements, processing agreements, service and supply contracts, distribution agreements, and all other similar agreements) other than the Real Property Leases, the Personal Property Leases and the Permits, but including all Seller’s IP Rights Agreements.  “Contracts” shall not include any obligation to repay Indebtedness, except for the Assumed Liabilities.

“Crawford Building” has the meaning attributed to that term in Section 4(a)(7).

“Current Assets” at any time, the sum of the Seller’s cash, accounts receivable, inventory (other than obsolete or otherwise non-saleable inventory), allowance for bad debts, other receivables including any required allowance for doubtful accounts, prepaid bonus, prepaid commissions, and prepaid expenses all determined in accordance with Seller’s past practice.  For avoidance of doubt, “Current Assets” does not include any current or deferred Tax assets, loans to employees, lease deposits, legal deposits, or other non-operating amounts.

“Current Liabilities” means at any time, the sum of the Seller’s accounts payable, accrued liabilities (including accruals commission, bonus, payroll, 401(k), and workers compensation), and sales taxes payable, all determined in accordance with Seller’s past practice. For avoidance of doubt, in the calculation of Closing Working Capital, “Current Liabilities” does not include accounts payable for the purchase of grapes, deferred revenue, or any current or deferred Tax liabilities (except as otherwise set forth in the foregoing sentence).

“Data Room” means that certain virtual data room hosted by Global Wine Partners under the project titled “SHW/CWG Info Hub.”

“Direct Claim” has the meaning attributed to that term in Section 7.5(a)(3).

“Disclosure Schedules” means the schedules provided along with this Agreement and labeled “Disclosure Schedules.”

“Disputed Amounts” has the meaning attributed to that term in Section 2.9(c).

“Earn-Out Determination” has the meaning attributed to that term in Section 2.12(c)(4).

“Earn-Out Payment A” has the meaning attributed to that term in Section 2.12(a).

“Earn-Out Payment A Conditions” has the meaning attributed to that term in Schedule 2.12.

“Earn-Out Payment A Period” has the meaning attributed to that term in Schedule 2.12.

“Earn-Out Payment B” has the meaning attributed to that term in Section 2.12(b).

“Earn-Out Payment B Amount” has the meaning attributed to that term in Schedule 2.12.

“Earn-Out Payment B Conditions” has the meaning attributed to that term in Schedule 2.12.

“Earn-Out Payment B Date(s)”  has the meaning attributed to that term in Schedule 2.12.

“Earn-Out Payments” means, collectively, the Earn-Out Payment A and Earn-Out Payment B.  When used in the singular, “Earn-Out Payment” means any one of the Earn-Out Payments.

“Earn-Out Statement” has the meaning attributed to that term in Section 2.12(c)(1).

“Effective Date” has the meaning attributed to that term in the Recitals of this Agreement.

“Employee” or “Employees” means the individuals who are employed by Seller in connection with the Business immediately prior to the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other benefit, retirement, employment, compensation, bonus, profit sharing, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Business or any current or former director or consultant of the Business or otherwise in connection with any ERISA Affiliate, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or may have any liability for contributions, premiums or benefits.

“Employment Agreement” means that Employment Agreement between the Purchaser and Casey J. McClellan, to be entered into effective as of the Closing, in the form attached hereto as Exhibit F.

“Encumbrance” means any encumbrance, lien, pledge, mortgage, security interest of any nature, easement, right of way or occupation right of first option, or right of first refusal, or any matter capable of recordation against title.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, abatement, response, removal or remediation, replacement or restoration of  natural resources evaluations damages, property damages, personal injuries, medical or environmental monitoring, evaluations, assessments, studies, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection, replacement or restoration of, or injury to, natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the Release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, monitoring, leaching, migration, emission or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permits other actions required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of Seller’s controlled group, or under common control with the Seller, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“Excluded Assets” has the meaning attributed to it in Section 2.2.

 “Final Allocation Schedule” has the meaning attributed to that term in Section 2.6.

“Financial Statement Date” has the meaning attributed to that term in Section 5.6.

“Financial Statements” mean the Annual Financial Statements and the Interim Financial Statements.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Materials” means: (a) any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law; (b) any asbestos or asbestos containing materials in any form that is or could become friable, tremolite, anthophylite, actinolite; (c) any solvents, degreasers, heavy metals, refrigerants, nitrates, urea formaldehyde, polychlorinated byphenyls, dioxins, petroleum and petroleum products and derivatives, fuel additives, ethanol, bio-fuels, methyl tertiary butyl ether; and (d) any other product, byproduct, compound, substance, chemical, material, waste; solid, liquid, gaseous or thermal irritant; greenhouse gas; carbon emission;  atomic, molecular and macromolecular nanomaterials; and microbial material whose presence, characteristics, nature, quantity, intensity, existence, use, manufacture, possession, handling, disposal, transportation, spill, Release, threatened Release, or effect, either by itself or in combination with other materials is:  (x) injurious, dangerous, toxic, hazardous to human health, safety or welfare or any other portion of the environment or natural resources; or (y) is regulated, defined, listed, prohibited, controlled, studied or monitored in any manner by any Governmental Authority or Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables, accruals or other Current Liabilities determined in accordance with the accrual basis of accounting as incurred in the Ordinary Course of Business), (d) under capital leases not assumed by Purchaser, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnification Cap”  has the meaning attributed to that term in Section 7.4(c).

“Indemnified Party” has the meaning attributed to that term in Section 7.5(a).

“Indemnifying Party” has the meaning attributed to that term in Section 7.5(a).

“Independent Accountants” has the meaning attributed to that term in Section 2.9(c).

“Insurance Policy” has the meaning attributed to that term in Section 5.3(d).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, logos, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Applicable Law, including, without limitation, the “Seven Hills Winery” brand and mark and all derivatives thereof, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications (collectively, “Trademarks”); (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority, and social media rights comprised of registration, ownership or use of an account with a proprietor of an Internet-based application or website that facilitates the creation and exchange of user generated, such as Facebook, Twitter, Pinterest, Google+, or Instagram; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Applicable Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, schematics, drawings, concepts, ideas, customer lists, supplier lists, data bases, specifications, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (f) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures, or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools; and (g) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by items contained within subsections (a) – (f) above that: (1) necessary for the conduct of the Business as currently conducted for the benefit of the Business as of the Effective Date;  (2) are owned or are purportedly owned by or exclusively licensed for the benefit of the Business; or (3) were developed by full or part-time employees or consultants or contractors of the Business (where title thereto has not been previously transferred by Seller to a third party).

“Interim Financial Statements” means the consolidated unaudited financial statements of the Business as of the Interim Financial Statements Date, copies of which financial statements have been provided to Purchaser.

“Interim Financial Statements Date” has the meaning attributed to that term in Section 5.6.

“International Trade Law” means Applicable Law applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

“Inventory” or “Inventories” means inventories owned by Seller and used in its operation of the Business, including bulk and cased goods, finished products, works-in progress, Seller’s inventory held at a supplier’s location, raw materials, spare parts, replacement parts, fuel, packing materials, shipping containers, samples, prototypes and all other materials and supplies to be sold, used or consumed in connection with the operation of the Business.

“IRS” means the Internal Revenue Service.

“Leaseback Agreement” means that Leaseback and Transition Services Agreement to be executed by the Purchaser and Seller, substantially in the form of Exhibit G.

“Leased Real Property” has the meaning attributed to that term in Section 5.3(b)(1).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, or multinational constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” or “Losses” has the meaning attributed to that term in Section 7.1(a).

“Material Adverse Effect” means a material adverse change or effect upon (a) the results of operations, properties, assets or condition (financial or otherwise) of the business of the specified Person taken as a whole, or (b) the ability of the specified Person to consummate the Transactions; provided,  however, that “Material Adverse Effect” shall not include any change, effect, condition, event or circumstance (collectively, “Events”) arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person, (ii) changes, effects, conditions, events or circumstances that generally affect the wine industry, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person, (iii) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, except to the extent such acts disproportionately affect (in a manner that is material and adverse) such specified Person, and (iv) any climatic or weather condition, except to the extent such condition disproportionately affects (in a manner that is material and adverse) such specified Person.

“Material Customer” has the meaning attributed to that term in Section 5.3(h)(1).

“Material Supplier” has the meaning attributed to that term in Section 5.3(h)(2).

“Order” means any writ, judgment, decree, injunction, binding agreement, stipulation or similar order of any Governmental Authority (whether preliminary, final, amended or modified).

“Ordinary Course of Business” means with respect to an action taken by a Person, such action will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal day-to-day operations of such Person.

“Other Agreements” has the meaning attributed to that term in Section 9.6.

“Outside Closing Date” means February 12, 2016 or such later date as the Parties may agree upon in writing.

“Parties” means, collectively, Seller and the Purchaser, and “Party” means any one of them.

“Permits” means licenses, permits, letters, clearances, waivers, closures, exemptions, decisions, Environmental Permits, Consents, authorizations, Approvals, registrations, certificates of authority, authorizations, certificates of occupancy, dedications, subdivision maps and entitlements, registrations, franchises and similar consents or certificates now or hereafter issued, approved, granted or otherwise required by any Governmental Authority in connection with the ownership or operation of the Real Property or any portion thereof, or the operation of the Business as presently conducted, including Seller’s WSLCB License, and any other applicable licenses and permits for the production, manufacture, sale, or distribution of alcoholic beverages.

“Permitted Encumbrances” means (a) Encumbrances for taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith provided that adequate reserves have been established therefor; (b) except as arising under ERISA, statutory mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business and are not yet due and payable or are being contested pursuant to Applicable Law and in good faith and adequate reserves have been established therefore; (c) applicable zoning regulations and ordinances, and building, health and other Applicable Laws, provided the same are not violated by the physical condition or current operation of the Business; (d) all Real Property Leases; and (e) easements, rights of way and other non-monetary Encumbrances, the existence of which do not have a Material Adverse Effect on the use, operation or value of the parcel of property affected thereby.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

“Personal Property” means all winery and vineyard production, crushing, farming, winemaking and all other equipment, machinery, presses, computers (hardware of software), tools, barrels, racks, supplies, marketing materials and supplies, filters, tanks, fermentors, furniture, motor vehicles, production equipment (including crush, fermentation, cellaring/barrels and storage), bottled and bulk wines (including library wines), and other tangible personal property owned or leased by Seller (including those in possession of third parties) that is used in the operation of the Business.

“Personal Property Leases” means all equipment leases, chattel leases, rental agreements, conditional sales agreements and similar agreements to which Seller is a party, that relate to the operation of the Business.

“Post-Closing Adjustment” has the meaning attributed to that term in Section 2.8(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Products”  has the meaning attributed to that term in Section 5.15.

 “Purchase Price” has the meaning attributed to that term in Section 2.5.

“Purchased Assets” has the meaning attributed to that term in Section 2.1.

“Purchaser” has the meaning attributed to that term in the introductory paragraph of this Agreement.

“Purchaser Fundamental Representations”  has the meaning attributed to that term in Section 7.3(b).

“Purchaser Group” has the meaning attributed to that term in Section 6.1.

“Purchaser Indemnitees”  has the meaning attributed to that term in Section 7.1(a).

“Purchaser’s Accountant” means Moss Adams LLP.

“Purchaser’s Counsel” means Snell & Wilmer, L.L.P.

“Qualified Benefit Plan” has the meaning attributed to that term in Section 5.12(c).

“Real Property” means the real property used in the Business and includes the Real Property Leases.

“Real Property Leases” means all leases and agreements in the nature of a lease (including all renewals, assignments and subleases and agreements to lease) in respect of any real property or Appurtenances to which Seller is a party as lessor or lessee and that relate to the Business.

“Registered Intellectual Property” means all (a) patents, (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered copyrights and applications for copyright registration, (d) domain names, and (e) social media rights comprised of registration, ownership or use of an account with a proprietor of an Internet-based application or website that facilitates the creation and exchange of user generated, such as Facebook, Twitter, Pinterest, Google+, or Instagram.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, disposing, discarding, burying, depositing, leaching escaping or migrating into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture or from any storage tank or receptacle).

 “Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

“Resolution Period” has the meaning attributed to that term in Section 2.9(b).

“Restricted Period” has the meaning attributed to that term in Section 6.12(a).

“Retained Liability” has the meaning attributed to that term in Section 2.4.

 “Review Period” has the meaning attributed to that term in Section 2.9(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnitees”  has the meaning attributed to that term in Section 7.2(a).

“Seller Fundamental Representations”  has the meaning attributed to that term in Section 7.3(a).

“Seller Representative” has the meaning attributed to that term in Section 1.4.

“Seller’s Accountants” means Irvine and Company.

“Seller’s Counsel” means the law firm of Davis Wright Tremaine LLP.

“Seller’s IP Rights Agreements” means all licenses to and from Seller and all rights granted to and from Seller with respect to any Intellectual Property and all rights to register or otherwise apply for the protection on any of the foregoing.

“Seller’s Prorated Charges” has the meaning attributed to that term in Section 2.10(a).

“Seller’s TTB Basic Permit” means Sellers Basic Permit issued by the TTB, number WA-W-289, dated April 7, 2000.

“Seller’s WSLCB License” means, collectively, Seller’s WSLCB domestic winery licenses numbered 993621883 and 993621181.

“Statement of Objections” has the meaning attributed to that term in Section 2.9(b).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $2,329,875.00.

“Tax Clearance Certificate” has the meaning attributed to that term in Section 6.15.

“Tax Code” or “Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” or “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Governmental Authority with respect to any Taxes.

“Termination Date” has the meaning attributed to that term in Section 8.1(a).

“Territory” means the States of Oregon, Washington, Idaho, and California.

“Third Party Claim” has the meaning attributed to that term in Section 7.5(a)(1).

“Threshold”  has the meaning attributed to that term in Section 7.4(a).

“Transaction Documents” means this Agreement, the Contribution Agreement, the Bill of Sale, the Leaseback Agreement, the Assignment of Contracts, the Assignment of Real Property Leases, each Assignment of Personal Property Lease, the Assignment of Transferred Intellectual Property, the Assumption Agreement, the Employment Agreement, and each other document or instrument to be executed and delivered to any Party by Seller and/ or the Purchaser pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Intellectual Property” means all Registered Intellectual Property, all Intellectual Property owned or controlled by Seller and all Intellectual Property used in or otherwise necessary for the conduct of the Seller’s business as conducted prior to the Closing, including, without limitation, the Intellectual Property set forth on Schedule 2.1(g), which shall be transferred to Purchaser in connection with the purchase by Purchaser of the Business under this Agreement..

“Transmission” has the meaning attributed to that term in Section 9.13(a)(2).

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau, United States Department of the Treasury.

“TTB Application” means collectively, an Application to Establish and Operate Wine Premises (TTB Form 5120.25), an Application for Basic Permit under the FAA Act (TTB Form 5100.24), and any other applications, documents and other instruments to be submitted therewith.

“Undisputed Amounts” has the meaning attributed to that term in Section 2.9(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

 “WSLCB” means the Washington State Liquor and Cannabis Board.

“WSLCB Application” has the meaning attributed to that term in Section 6.6(a).

EXHIBIT B

Assignment and Assumption Agreement

(see attached)

EXHIBIT C

Assignment of Real Property Leases

(see attached)

EXHIBIT D

Assignment of Transferred Intellectual Property

(see attached)

EXHIBIT E

Bill of Sale

(see attached)

EXHIBIT F

Employment Agreement

(see attached)

EXHIBIT G

Leaseback and Transition Services Agreement

(see attached)

EXHIBIT H

Noncompetition Agreement

(see attached)